STOCK PURCHASE AGREEMENT
BY AND AMONG
MANN PACKING CO., INC.,
THE SELLERS SET FORTH IN SCHEDULE 1 HERETO,
DEL MONTE FRESH PRODUCE N.A., INC.
and
REPRESENTATIVE
February 5, 2018

TABLE OF CONTENTS

ARTICLE I	PURCHASE AND SALE 1

Section 1.1	Purchase and Sale 1

Section 1.2	Closing Date 3

Section 1.3	Closing Date Computations, Deliveries, and Payments 3

Section 1.4	Net Working Capital Adjustment 4

Section 1.5	Gonzales Project Expenditures Adjustment 6

ARTICLE II	REPRESENTATIONS AND WARRANTIES OF SELLERS 7

Section 2.1	Organization 7

Section 2.2	Authorization and Enforceability 7

Section 2.3	Conflicts; Consents of Third Parties 8

Section 2.4	The Shares 8

Section 2.5	Brokers Fees 9

ARTICLE III	REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY 9

Section 3.1	Organization and Related Matters 9

Section 3.2	Books and Records 9

Section 3.3	Capitalization 10

Section 3.4	Conflicts; Consents of Third Parties 11

Section 3.5	Financial Statements 11

Section 3.6	No Undisclosed Liabilities 12

Section 3.7	Absence of Certain Developments 12

Section 3.8	Taxes 15

Section 3.9	Real Property 18

Section 3.10	Tangible Personal Property; Title; Sufficiency of Assets 22

Section 3.11	Intellectual Property 23

Section 3.12	Contracts 25

Section 3.13	Employee Benefits 27

Section 3.14	Labor 30

Section 3.15	Litigation 33

Section 3.16	Compliance with Laws; Permits 33

Section 3.17	Environmental Matters 34

Section 3.18	Insurance 35

Section 3.19	Receivables; Payables 35

Section 3.20	Inventory 35

Section 3.21	Customers and Suppliers 36

Section 3.22	Product Warranty 36

Section 3.23	FDA, USDA, FTC and Product Matters 36

Section 3.24	Customs Matters 37

Section 3.25	Related Party Transactions 37

Section 3.26	Brokers Fees 38

Section 3.27	Compliance with Anti-Corruption Laws; Absence of Certain Business Practices 38

Section 3.28	Business Continuity 39

Section 3.29	Bank Accounts; Powers of Attorney 39

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF PURCHASER 40

Section 4.1	Organization 40

Section 4.2	Authorization and Enforceability 40

Section 4.3	Conflicts; Consent of Third Parties 40

Section 4.4	Brokers Fees 40

Section 4.5	No Proceedings 40

Section 4.6	Investment Purpose 40

Section 4.7	Available Funds 41

Section 4.8	Disclaimer Regarding Projections 41

Section 4.9	Acknowledgment Regarding Representations and Warranties of the Company 41

ARTICLE V	COVENANTS 41

Section 5.1	Commercially Reasonable Efforts; Notices and Consents 41

Section 5.2	Access to Information; Financial Statements 43

Section 5.3	Operation of Business 43

Section 5.4	Further Assurances; Litigation Support 45

Section 5.5	Names and Logos 46

Section 5.6	Mail; Payments; Receivables 46

Section 5.7	Public Announcements; Confidentiality 46

Section 5.8	Tax Covenants 46

Section 5.9	Exclusive Dealing 50

Section 5.10	Non-Competition; Non-Solicitation 50

Section 5.11	Resignations 52

Section 5.12	Termination of Agreements 52

Section 5.13	Tangible Property 52

Section 5.14	Discharge of Affiliate Obligations 52

Section 5.15	Lease Amendments; Title Policies 52

Section 5.16	Employee Benefit Plans 53

Section 5.17	Product Recall Recovery; Delayed Bonuses 53

ARTICLE VI	CLOSING CONDITIONS 53

Section 6.1	Conditions to Obligation of Purchaser 53

Section 6.2	Conditions to Obligation of Sellers 56

ARTICLE VII	INDEMNIFICATION 57

Section 7.1	Indemnity Obligations of Seller Parties 57

Section 7.2	Indemnity Obligations of Purchaser 58

Section 7.3	Indemnification Procedures 59

Section 7.4	Expiration of Representations and Warranties 60

Section 7.5	Certain Limitations 60

Section 7.6	Indemnification Payments to Purchaser Indemnitees; Right of Set-Off 61

Section 7.7	Treatment of Indemnification Payments; Right of Contribution 61

Section 7.8	Mitigation; Insurance 61

Section 7.9	Sole Remedy; No Claims Against the Company 62

ARTICLE VIII	TERMINATION 62

Section 8.1 Termination of Agreement	62

Section 8.2 Effect of Termination	63

ARTICLE IX	MISCELLANEOUS 63

Section 9.1	Certain Definitions 63

Section 9.2	Expenses 72

Section 9.3	Governing Law; Jurisdiction; Venue 73

Section 9.4	Entire Agreement; Non-Reliance; Amendments and Waivers 73

Section 9.5	Section Headings 73

Section 9.6	Notices 73

Section 9.7	Severability 75

Section 9.8	Binding Effect; Assignment; Third-Party Beneficiaries 75

Section 9.9	Counterparts 75

Section 9.10	Remedies Cumulative 75

Section 9.11	Exhibits and Schedules 76

Section 9.12	Interpretation 76

Section 9.13	Arm’s Length Negotiations 76

Section 9.14	Construction 76

Section 9.15	Specific Performance 77

Section 9.16	Waiver of Jury Trial 77

Section 9.17	Time of Essence 77

Section 9.18	Appointment of Representative 77

SCHEDULES:

Disclosure Schedule
Schedule 1:        Sellers and Shares
Schedule 1.1(b):    Remaining Gonzales Project Expenditures
Schedule 5.3        Operation of Business
Schedule 5.15:        Lease Amendments
Schedule 5.17:        Delayed Bonuses
Schedule 6.1(k)(vii):    Required Consents
Schedule 7.1(j):    Scheduled Indemnities

EXHIBITS:

Exhibit A:    Form of SPA Escrow Agreement
Exhibit B:    Form of Put Option Escrow Agreement
Exhibit C:    Form of Growing and Harvesting Agreement
Exhibit D:    Form of General Release and Guaranty
Exhibit E:    Description of the Gonzales Project
Exhibit F:    Promissory Note
Exhibit G:    Membership Interest Purchase Agreement

STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of February 5, 2018 is by and among Mann Packing Co., Inc., a California corporation (the “Company”), the sellers set forth in Schedule 1 hereto (the “Sellers”), Lorraine A. Koster as the representative of each Seller as more fully described herein (the “Representative”), and Del Monte Fresh Produce N.A., Inc., a Florida corporation (“Purchaser”). The Company and the Sellers are sometimes referred to herein as the “Seller Parties,” and the Seller Parties, the Representative and Purchaser are sometimes referred to herein as the “Parties.”
WHEREAS, the Sellers collectively own all of the issued and outstanding shares of Series A common stock, no par value (the “Class A Shares”), and Series B common stock, no par value (the “Class B Shares” and together with the Class A Shares, the “Shares”), of the Company;
WHEREAS, the Shares constitute all of the issued and outstanding equity securities of the Company; and
WHEREAS, the Parties desire for Purchaser to purchase from each of Sellers, and for each of Sellers to sell to Purchaser, the number of Shares set forth opposite such Seller’s name in Schedule 1 hereto under the heading “Number of Shares Owned” (collectively, the “Purchased Shares”), subject to the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties made herein and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Parties agree as follows:
ARTICLE I
PURCHASE AND SALE
Section 1.1    Purchase and Sale    .
(a)    On and subject to the terms and conditions of this Agreement, at the closing of the transactions contemplated hereby (the “Closing”), Sellers shall sell to Purchaser, free and clear of all Liens (other than any restrictions under the Securities Act and Blue Sky Laws), and Purchaser shall purchase from Sellers, all of the Purchased Shares. In furtherance thereof, at the Closing each Seller shall deliver to Purchaser, free and clear of all Liens (other than any restrictions under the Securities Act and Blue Sky Laws), any stock certificates representing the Purchased Shares, each duly endorsed in blank or with duly executed stock powers attached.
(b)    The aggregate consideration for the Purchased Shares acquired by Purchaser hereunder (collectively, the “Transaction Consideration”) shall consist of:
(i)    Three Hundred Sixty Million Eight Hundred Forty-Six Thousand Three Hundred Ten Dollars ($360,846,310) in cash; minus
(ii)    the aggregate amount of all Indebtedness; minus

(30042.00001) #841357.7

(iii)    the sum of (x) the amount of the Seller Transaction Expenses, which remain unpaid as of the Closing, and (y) the Change of Control Payments; minus
(iv)    the Remaining Gonzales Project Expenditures in excess of Twenty-Two Million Dollars ($22,000,000); minus
(v)    the amount, if any, by which the Closing Net Working Capital is less than the Target Net Working Capital; plus
(vi)    the amount if any, by which the Closing Net Working Capital is greater than the Target Net Working Capital.
All fixed amounts payable to Sellers for the Purchased Shares (other than amounts to be held in escrow) shall be paid to the Sellers through the delivery of a promissory note (the “Promissory Note”) in the form attached hereto as Exhibit F, made out to the Representative as the representative of all Sellers, with a term of three (3) days and bearing interest at the annual rate of 1.81% compounded annually.
The Transaction Consideration shall be allocated and distributed promptly, following payment of the Promissory Note by the Representative among the Sellers pro rata in accordance with the number of the Shares being sold by each Seller, subject to the reserve for expenses and obligations of the Sellers set forth in Section 9.18 and any other deductions and reserves reasonably allocable to all of the Sellers as determined by the Representative; provided, however, that a portion of the Transaction Consideration shall be used to discharge and pay in full (i) all Indebtedness for Borrowed Money, (ii) the Seller Transaction Expenses and (iii) the Change of Control Payments. In addition, (i) Twenty Eight Million Dollars ($28,000,000) of the Transaction Consideration (the “SPA Escrow Amount”) shall be deposited at Closing into an escrow account (the “SPA Escrow Account”) pursuant to the terms of an escrow agreement substantially in the form attached hereto as Exhibit A if executed by Bank of America, N.A., as Escrow Agent, or with substantially similar terms in all material respects if executed by SunTrust Banks, Inc. (or an Affiliate thereof), as Escrow Agent (the “SPA Escrow Agreement”), as partial security for the obligations of Sellers under Section 1.4, Section 1.5 and Article VII (including with respect to the Product Recall and the Scheduled Indemnities). Subject to the terms of the SPA Escrow Agreement and to the extent that funds remain in the Escrow Account as of the dates indicated below, such amounts shall be released to the Representative for the benefit of and further distribution to the Sellers as follows:
(a)$3,000,000 (less any Escrow Claims in respect of the Product Recall) within five (5) Business Days after the Recall Release Trigger;
(b)$2,000,000 (less any Escrow Claims in respect of any pre-Closing Taxes), within five (5) Business Days of the Tax Release Trigger; and
(c)the General Indemnity Release Amount (less any Escrow Claims) within eighteen (18) months after the Closing Date (the “General Indemnity Release Date”); provided that notwithstanding anything to the contrary contained herein, no amounts shall be released from the SPA Escrow Account prior to the General Indemnity Release Date if such release causes the aggregate amount in the Escrow Account (less the Escrow Claims) to be less than $25,000,000.]

Section 1.2    Closing Date    . The Closing shall take place at the offices of Akerman LLP, 98 S.E. 7th Street, Suite 1100, Miami, Florida 33131, at 10:00 a.m., one (1) Business Day following the satisfaction or waiver of the conditions set forth in Section 6.1 and Section 6.2 of this Agreement (other than those conditions that by their terms cannot be satisfied until the Closing), or at such other place and time as the Parties shall mutually agree. The Closing shall be effective as of 11:59 p.m. on the day of the Closing (the “Closing Date”).
Section 1.3    Closing Date Computations, Deliveries, and Payments    .
(a)    At least five (5) Business Days prior to the Closing Date, the Representative shall prepare and deliver to Purchaser (i) a good faith estimate of the Net Working Capital as of the Closing Date (the “Estimated Net Working Capital”), which shall be certified by the Representative as its good faith estimation of the Net Working Capital as of the Closing Date and (ii) a good faith estimate of the Remaining Gonzales Project Expenditures (the “Estimated Remaining Gonzales Project Expenditures”). Sellers and the Company shall promptly provide Purchaser access to all relevant documents and information reasonably requested by Purchaser in connection with its review of the Estimated Net Working Capital and the Estimated Remaining Gonzales Project Expenditures (including all components thereof). Prior to the Closing Date, Purchaser shall notify the Representative of any objections to the Estimated Net Working Capital and/or the Estimated Remaining Gonzales Project Expenditures (including any component thereof). If Purchaser has any such objections, the Representative and Purchaser shall attempt in good faith to resolve any such objections, and the obligation of Purchaser to consummate the transactions contemplated hereby will be subject to Purchaser’s agreement to the Representative’s determination and calculation of the Estimated Net Working Capital and the Estimated Remaining Gonzales Project Expenditures (including all components thereof).
(b)    On the Closing Date, Purchaser shall:
(i)    Deliver to the Representative, for the benefit of Sellers, the Promissory Note with a principal amount equal to the following (collectively, the “Closing Note/Cash Consideration”):
(A)    Three Hundred Sixty Million Eight Hundred Forty-Six Thousand Three Hundred Ten Dollars ($360,846,310), minus
(B)    the amount, if any, by which the Estimated Net Working Capital is less than the Target Net Working Capital, plus
(C)    the amount, if any, by which the Estimated Net Working Capital is greater than the Target Net Working Capital, minus

(D)    the sum of (x) the amount of the Seller Transaction Expenses (as evidenced by full and final invoices in a form reasonably acceptable to the Purchaser) and (y) the Change of Control Payments, minus
(E)    the aggregate amount of all Indebtedness for Borrowed Money, minus
(F)    the amount, if any, of the Estimated Remaining Gonzales Project Expenditures that exceeds Twenty-Two Million Dollars ($22,000,000); minus
(G)    the SPA Escrow Amount; minus
(H)    the Put Option Escrow Amount; minus
(I)    the MIPA Closing Payment;
(ii)    deposit the SPA Escrow Amount with the Escrow Agent;
(iii)    deposit the Put Option Escrow Amount with the Escrow Agent;
(iv)    pay the amount of all Indebtedness for Borrowed Money from the Transaction Consideration as provided in the Payoff Letters;
(v)    pay the MIPA Closing Payment to Priority Properties, Inc., an Arizona corporation (“PPI”), Anthony Costa & Sons, a California general partnership (“Costa & Sons”), and Bay Area Business Solutions, Inc. (d/b/a ClearPath Business Advisors, Inc.) (“ClearPath”) pursuant to the written instructions of the Representative; and
(vi)    pay the Seller Transaction Expenses and the Change of Control Payments from the Transaction Consideration pursuant to written instructions of the Representative, other than those Change of Control Payments which are not due at Closing.
Section 1.4    Net Working Capital Adjustment    .
(a)    Within ninety (90) days after the Closing Date, Purchaser shall prepare and deliver to the Representative a statement (the “Closing Statement”) calculating the Net Working Capital as of the Closing Date (the “Closing Net Working Capital”); provided, however, that a failure by Purchaser to deliver the Closing Statement within such ninety (90) day period shall not prevent Purchaser from obtaining a Net Working Capital adjustment hereunder pursuant to a Closing Statement delivered thereafter.
(b)    If the Representative disputes any amounts as shown on the Closing Statement, the Representative shall deliver to Purchaser within thirty (30) days after receipt of the Closing Statement a statement (the “Dispute Notice”) setting forth the Representative’s calculation of such amount and describing in reasonable detail the basis for the determination of such different amount. If the Representative does not deliver a Dispute Notice to Purchaser within such thirty (30)

day period, the Closing Statement prepared and delivered by Purchaser shall be deemed to be the “Final Closing Statement.” Purchaser and Representative shall use commercially reasonable efforts to resolve such differences within a period of thirty (30) days after the Representative has given the Dispute Notice. If Purchaser and Representative resolve such differences, the Closing Statement agreed to by the Parties shall be deemed to be the Final Closing Statement. If Purchaser and the Representative do not reach a final resolution on the Closing Statement within thirty (30) days after the Representative has given the Dispute Notice, unless Purchaser and the Representative mutually agree to continue their efforts to resolve such differences the Neutral Accountant shall resolve such differences, pursuant to an engagement agreement among Purchaser, the Representative and the Neutral Accountant (which Purchaser and the Representative agree to execute promptly), in the manner provided below. The Neutral Accountant shall only decide the specific items under dispute by the Parties (the “Disputed Items”), solely in accordance with the terms of this Agreement. In resolving any Disputed Item, the Neutral Accountant may not assign a value to any item greater than the greatest value for such item claimed by Purchaser or Representative or less than the smallest value for such item claimed by either Party. Purchaser and the Representative shall each be entitled to make a presentation to the Neutral Accountant, pursuant to procedures to be agreed to among Purchaser, the Representative and the Neutral Accountant (or, if they cannot agree on such procedures, pursuant to procedures determined by the Neutral Accountant), regarding such Party’s determination of the amounts to be set forth on the Closing Statement; and the Parties shall use commercially reasonable efforts to cause the Neutral Accountant to resolve the differences between Purchaser and the Representative and determine the amounts to be set forth on the Closing Statement within twenty (20) days after the engagement of the Neutral Accountant. The Neutral Accountant’s determination shall be based solely on such presentations of the Parties (i.e., not on independent review) and on the definitions and other terms included herein. The Closing Statement determined by the Neutral Accountant shall be deemed to be the Final Closing Statement. Such determination by the Neutral Accountant shall be conclusive and binding upon the Parties, absent fraud or manifest error. The fees and expenses of the Neutral Accountant shall be paid by the Party whose calculation of the Closing Net Working Capital is farther from the Neutral Accountant’s calculation thereof. Nothing in this Section 1.4(b) shall be construed to authorize or permit the Neutral Accountant to: (i) determine any questions or matters whatsoever under or in connection with this Agreement except for the resolution of differences between Purchaser and the Representative regarding the determination of the Final Closing Statement; or (ii) resolve any such differences by making an adjustment to the Closing Statement that is outside of the range defined by amounts as finally proposed by Purchaser and the Representative.
(c)    Promptly, but no later than five (5) Business Days after the final determination thereof, if the Closing Net Working Capital set forth in the Closing Statement: (i) exceeds the Estimated Net Working Capital, Purchaser shall pay such excess amount within five (5) Business Days of the determination and delivery to the Purchaser of the Final Gonzales Project Expenditures Statement in accordance with Section 1.5, after netting such excess amount against any payment or deduction made pursuant to Section 1.5, to the Representative, for the benefit of Sellers; or (ii) is less than the Estimated Net Working Capital, Purchaser and the Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to Purchaser from the SPA Escrow Amount an amount equal to such shortfall, after netting such shortfall amount against any payment or deduction made pursuant to Section 1.5. Any payment or deduction made pursuant to this Section 1.4 shall be treated as an adjustment to the Transaction Consideration by the Parties.
Section 1.5    Gonzales Project Expenditures Adjustment    .
(a)    Within ninety days (90) days after the Closing Date, Purchaser shall prepare and deliver to the Representative a statement (the “Gonzales Project Expenditures Statement”) containing Purchaser’s calculations of the Remaining Gonzales Project Expenditures (the “Purchaser’s Remaining Gonzales Project Expenditures”); provided, however, that a failure by Purchaser to deliver the Gonzales Project Expenditures Statement within such ninety (90) day period shall not prevent Purchaser from obtaining any applicable Remaining Gonzales Project Expenditures adjustment hereunder pursuant to a Gonzales Project Expenditures Statement delivered thereafter.
(b)    If the Representative disputes any amounts as shown on the Gonzales Project Expenditures Statement, the Representative shall deliver to Purchaser within thirty (30) days after receipt of the Gonzales Project Expenditures Statement a statement (the “Gonzales Project Dispute Notice”) setting forth the Representative’s calculation of such amount and describing in reasonable detail the basis for the determination of such different amount. If the Representative does not deliver a Gonzales Project Dispute Notice to Purchaser within such thirty (30) day period, the Gonzales Project Expenditures Statement prepared and delivered by Purchaser shall be deemed to be the “Final Gonzales Project Expenditures Statement.” The Parties shall use commercially reasonable efforts to resolve such differences within a period of thirty (30) days after the Representative has given the Gonzales Project Dispute Notice. If the Parties resolve such differences, the Gonzales Project Expenditures Statement agreed to by the Parties shall be deemed to be the Final Gonzales Project Expenditures Statement. If Purchaser and the Representative do not reach a final resolution on the Gonzales Project Expenditures Statement within thirty (30) days after the Representative has given the Gonzales Project Dispute Notice, unless Purchaser and the Representative mutually agree to continue their efforts to resolve such differences the Neutral Accountant shall resolve such differences, pursuant to an engagement agreement among Purchaser, the Representative and the Neutral Accountant (which Purchaser and the Representative agree to execute promptly), in the manner provided below. The Neutral Accountant shall only decide the specific items under dispute by the Parties (the “Gonzales Project Disputed Items”), solely in accordance with the terms of this Agreement. In resolving any Gonzales Project Disputed Item, the Neutral Accountant may not assign a value to any item greater than the greatest value for such item claimed by Purchaser and Representative or less than the smallest value for such item claimed by Purchaser and Representative. Purchaser and the Representative shall each be entitled to make a presentation to the Neutral Accountant, pursuant to procedures to be agreed to among Purchaser, the Representative and the Neutral Accountant (or, if they cannot agree on such procedures, pursuant to procedures determined by the Neutral Accountant), regarding such Party’s determination of the amounts to be set forth on the Gonzales Project Expenditures Statement; and the Parties shall use commercially reasonable efforts to cause the Neutral Accountant to resolve the differences between Purchaser and the Representative and determine the amounts to be set forth on the Gonzales Project Expenditures Statement within twenty (20) days after the engagement of the Neutral Accountant. The Neutral Accountant’s determination shall be based solely on such presentations of Purchaser and Representative (i.e., not on independent review) and on the definitions and other terms included herein. The Gonzales Project Expenditures Statement determined by the Neutral Accountant shall be deemed to be the Final Gonzales Project Expenditures Statement. Such determination by the Neutral Accountant shall be conclusive and binding upon Purchaser and Representative, absent fraud or manifest error. The fees and expenses of the Neutral Accountant shall be paid by the Party whose calculation of the Remaining Gonzales Project Expenditures is farther from the Neutral Accountant’s calculation thereof. Nothing in this Section 1.5(b) shall be construed to authorize or permit the Neutral Accountant to: (i) determine any questions or matters whatsoever under or in connection with this Agreement except for the resolution of differences between Purchaser and the Representative regarding the determination of the Final Gonzales Project Expenditures Statement; or (ii) resolve any such differences by making an adjustment to the Gonzales Project Expenditures Statement that is outside of the range defined by amounts as finally proposed by Purchaser and the Representative.
(c)    Promptly, but no later than five (5) Business Days after the final determination thereof, if the Purchaser’s Remaining Gonzales Project Expenditures set forth in the Final Gonzales Project Expenditures Statement: (i) exceeds the Estimated Remaining Gonzales Project Expenditures set forth in the Gonzales Project Expenditures Statement, Purchaser and the Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to Purchaser from the SPA Escrow Amount an amount equal to such excess amount, after netting such excess amount against any payment or deduction made pursuant to Section 1.4; or (ii) is less than the Estimated Remaining Gonzales Project Expenditures set forth in the Gonzales Project Expenditures Statement, Purchaser shall pay such shortfall amount to the Representative, after netting such shortfall amount against any payment or deduction made pursuant to Section 1.4, for the benefit of Sellers. Any payment or deduction made pursuant to this Section 1.5 shall be treated as an adjustment to the Transaction Consideration by the Parties.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLERS
Each Seller, severally but not jointly, and solely with respect to such Seller, represents and warrants to Purchaser that the following statements are correct and complete.
Section 2.1    Organization    . Each Seller, if a legal entity, is duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or other formation.
Section 2.2    Authorization and Enforceability    . Each Seller has all requisite power and authority, and, in the case of any Seller that is an individual, the requisite legal capacity, to execute and deliver this Agreement and each other Transaction Document to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each Seller of each of the Transaction Documents to which it is a party have been duly authorized by all necessary action on the part of each such Seller. This Agreement and the other Transaction Documents have been duly and validly executed and delivered by each Seller and constitute legal, valid and binding obligations of each Seller, enforceable against such Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity) (collectively, the “Enforceability and Equity Exceptions”).
Section 2.3    Conflicts; Consents of Third Parties    . Except as set forth in Section 2.3 of the Disclosure Schedule, the execution and delivery by each Seller of this Agreement and the other Transaction Documents to which it is a party, the consummation of the transactions contemplated hereby or thereby, and compliance by each Seller with the provisions hereof or thereof will not: (a) conflict with, violate, result in the breach or termination of, constitute a default under, result in an acceleration of, constitute a change of control under, or create in any party the right to accelerate, terminate, modify or cancel, any Contract to which such Seller is a party or by which such Seller or its properties, Real Property, assets or Shares are subject, or require a Consent from any Person in order to avoid any such conflict, violation, breach, termination, default or acceleration; (b) violate any Law or any Order by which such Seller, or any Real Property, is bound; or (c) result in the creation of any Lien other than Permitted Liens, subscriptions, options, warrants, calls, proxies, commitments or Contracts of any kind upon any of the Shares or Real Property. Except as set forth in Section 2.3 of the Disclosure Schedule, no Consent, Order, waiver, declaration or filing with, or notification to any Person, including any Governmental Body, is required on the part of such Seller in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents, or the compliance by such Seller with any of the provisions hereof or thereof.
Section 2.4    The Shares    .
(a)    Except as set forth in Section 2.4(a) of the Disclosure Schedule, each Seller holds of record and owns beneficially all of the Shares set forth opposite such Seller’s name in Schedule 1 hereto under the heading “Number of Shares Owned,” free and clear of all Liens, subscriptions, commitments and restrictions of any kind (other than restrictions set forth in the Existing Shareholders Agreement or under the Securities Act and Blue Sky Laws. The number of Shares set forth opposite such Seller’s name in Schedule 1 hereto under the heading “Number of Shares Owned” correctly sets forth all of the capital stock of the Company owned of record or beneficially by such Seller, and such Seller does not own (or have any rights in or to acquire) any capital stock of the Company or any other securities convertible into, or exercisable or exchangeable for, capital stock of the Company. Such Seller’s Shares were not issued in violation of (i) any Contract to which such Seller is or was a party or beneficiary or by which such Seller or its properties or assets is or was subject or (ii) of any preemptive or similar rights of any Person. This Agreement, together with the other documents executed and delivered at Closing by such Seller, will be effective to transfer valid title to such Seller’s Shares to Purchaser, free and clear of all Liens and Contracts of any kind.
(b)    Except as set forth in Section 2.4(b) of the Disclosure Schedule, each such Seller is not party to (i) any voting agreement, voting trust, proxy, registration rights agreement, stockholder agreement or other Contract with respect to the capital stock of the Company or (ii) any Contract obligating such Seller to vote or dispose of any shares of the capital stock of, or other equity or voting interests in, the Company or which has the effect of restricting or limiting the transfer, voting or other rights associated with the Shares.

Section 2.5    Brokers Fees    . Except as set forth on Section 2.5 of the Disclosure Schedule, no Seller has any Liability to pay any fees or commissions to any investment banker, broker, finder or agent with respect to the transactions contemplated by this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY
The Company and Sellers jointly and severally represent and warrant to Purchaser that the following statements are correct and complete.
Section 3.1    Organization and Related Matters    .
(a)    The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of California and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business. The Company is duly qualified or authorized to do business as a foreign corporation and is in good standing under the Laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization (except where the failure to have such qualification or authorization would not reasonably be expected to have a Material Adverse Effect), each of which is set forth in Section 3.1(a) of the Disclosure Schedule.
(b)    Section 3.1(b) of the Disclosure Schedule sets forth a complete and correct list of all Subsidiaries of the Company. Each Subsidiary of the Company (i) is a duly organized and validly existing corporation, partnership or limited liability company or other legal entity under the Laws of its jurisdiction of organization reflected in Section 3.1(b) of the Disclosure Schedule, (ii) is duly qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires it to be so qualified, each of which is set forth in Section 3.1(b) of the Disclosure Schedule and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.
(c)    Sellers have delivered to Purchaser complete and correct copies of the Governing Documents of the Company and each of its Subsidiaries, as amended to date and as presently in effect. Except as set forth in Section 3.1(c) of the Disclosure Schedule, none of the Company or any of its Subsidiaries has consolidated or merged with, acquired all or substantially all of the assets of, or acquired the stock of or any interest in any Person since its inception.
Section 3.2    Books and Records    . The Books and Records, all of which have been provided to Purchaser, are correct and represent actual, bona fide transactions. With respect to any material transactions, the minute books of the Company and its Subsidiaries, all of which have been provided to Purchaser, contain accurate and complete records of all meetings held and corporate action taken by, the shareholders, the board of directors and committees of the board of directors of the Company and its Subsidiaries.

Section 3.3    Capitalization    .
(a)    Section 3.3(a) of the Disclosure Schedule sets forth the following: (i) the total number of authorized shares of each class of capital stock of the Company, (ii) the total number of issued and outstanding shares of each class of capital stock of the Company, (iii) the names of the holders of the issued and outstanding shares of each class of capital stock of the Company, and (iv) the number of shares of each class of capital stock held by each such holder. The issued and outstanding shares of capital stock set forth in Section 3.3(a) of the Disclosure Schedule constitute the Shares. No Shares are held in treasury. All of the Shares have been duly and validly authorized and issued, are fully paid and nonassessable, and all such Shares are held of record and owned beneficially as set forth in Section 3.3(a) of the Disclosure Schedule. No Shares have been issued in violation of any preemptive rights or any applicable securities Laws. The Company has no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, preemptive rights or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock or other equity security, or securities convertible or exchangeable for, or any options, warrants, or rights to purchase, any of such capital stock or other equity security. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any of its capital stock or other equity security. Except as set forth in Section 3.3(a) of the disclosure Schedule, there are no outstanding or authorized stock appreciation, phantom equity, profit participation or similar rights with respect to the Company. There are no dividends which have accrued or been declared but are unpaid on the capital stock of the Company. There are no voting agreements, voting trusts, proxies, registration rights agreements, stockholder agreements or other Contracts with respect to any of the Shares.
(b)    Section 3.3(b) of the Disclosure Schedule sets forth the following with respect to each of the Company’s Subsidiaries: (i) the total number of authorized shares of each class of capital stock or other securities evidencing ownership of such Subsidiary, (ii) the total number of issued and outstanding shares of each class of capital stock or other securities evidencing ownership of such Subsidiary, (iii) the names of the holders of the issued and outstanding shares of each class of capital stock or other securities evidencing ownership of such Subsidiary, and (iv) the number of shares of each class of capital stock or other securities evidencing ownership of such Subsidiary held by each such holder. All of the outstanding shares of capital stock or other securities evidencing ownership of the Company’s Subsidiaries have been duly and validly authorized and issued, are fully paid and nonassessable, and all such shares or other securities are owned by the Company or another of its Subsidiaries free and clear of any Lien (other than any Permitted Lien) with respect thereto. No such shares or other securities have been issued in violation of any preemptive rights or any applicable securities Laws. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, preemptive rights or other contracts or commitments that could require any Subsidiary of the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock or other equity security, or securities convertible or exchangeable for, or any options, warrants, or rights to purchase, any of such capital stock or other equity security. There are no outstanding obligations of any Subsidiary of the Company to repurchase, redeem or otherwise acquire any of its capital stock or other equity security. There are no outstanding or authorized stock appreciation, phantom equity, profit participation or similar rights with respect to any Subsidiary of the Company. There are no voting agreements, voting trusts, proxies, registration rights agreements, stockholder agreements or other Contracts with respect to any shares of capital stock or other securities evidencing ownership of the Company’s Subsidiaries.
Section 3.4    Conflicts; Consents of Third Parties    . Except as set forth in Section 3.4 of the Disclosure Schedule, the execution and delivery of this Agreement and the other Transaction Documents to which the Company is a party, the consummation of the transactions contemplated hereby or thereby, and compliance by the Company with the provisions hereof or thereof does not and will not, with or without the passage of time or the giving of notice: (a) conflict with, or result in the breach of, any provision of the Governing Documents of the Company or any of its Subsidiaries; (b) conflict with, violate, result in the breach or termination of, constitute a default under, result in an acceleration of, constitute a change of control under, or create in any party the right to accelerate, terminate, modify or cancel, any Material Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or their properties or assets are bound, or require a Consent from any Person in order to avoid any such conflict, violation, breach, termination, default or acceleration; (c) violate in any material respect any Law or any Order by which the Company or any of its Subsidiaries is bound; or (d) result in the creation of any Lien other than Permitted Liens upon the properties or assets of the Company or any of its Subsidiaries. No Consent, Order, waiver, declaration or filing with, or notification to any Person, including any Governmental Body or with respect to any Permit, is required on the part of the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents, or the compliance by any of them with any of the provisions hereof or thereof.
Section 3.5    Financial Statements    .
(a)    Included in Section 3.5(a)(i) of the Disclosure Schedule are complete copies of (i) the audited consolidated balance sheets of the Company and its Subsidiaries as at December 31, 2014, 2015 and 2016 and the related audited consolidated statements of income and retained earnings, stockholders’ equity and of cash flows of the Company and its Subsidiaries for the fiscal years then ended, and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries (the “Balance Sheet”) as of November 30, 2017 (the “Balance Sheet Date”) and the related consolidated statements of income and retained earnings, stockholders’ equity and cash flows of the Company and its Subsidiaries for the 11-month period then ended (all the audited and unaudited statements set forth in (i) and (ii), including the related notes and schedules thereto, the “Financial Statements”). Except as set forth in Section 3.5(a)(ii) of the Disclosure Schedule, the Financial Statements have been prepared from the Books and Records in accordance with GAAP applied on a consistent basis throughout the periods indicated, except, in the case of the unaudited financial statements, for the failure to include the footnotes required by GAAP and subject to normal and non-recurring year-end audit adjustments (which will not be material in the aggregate). The Financial Statements fairly present in all material respects the financial position and results of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries, on a consolidated basis, as of the dates and for the periods reflected thereon. Except as set forth in Section 3.5(a)(ii) of the Disclosure Schedule, the Company and its Subsidiaries maintain a standard system of accounting established and administered in accordance with GAAP.

(b)    The Company and its Subsidiaries (i) make and keep accurate Books and Records in a consistent manner and (ii) maintain internal accounting controls over financial reporting that provide reasonable assurance that (A) transactions are and have been executed in accordance with management’s authorization and, (B) transactions are and have been recorded as necessary to permit preparation of their financial statements and to maintain accountability for their assets. There has not been (i) any significant deficiency in the design or operation of internal controls which could affect the ability of the Company or any of its Subsidiaries to record, process, and summarize its consolidated financial data or any material weaknesses in internal controls of the Company or any of its Subsidiaries, or (ii) to the Knowledge of Sellers, any fraud that involves management or other employees who have a significant role in the internal controls of the Company or any of its Subsidiaries. Since the Balance Sheet Date, there have been no changes in internal controls or in other factors that could materially affect internal controls by the Company or any of its Subsidiaries, including any corrective actions with regard to significant deficiencies and material weaknesses.
(c)    Included in Section 3.5(b) of the Disclosure Schedule is a copy of the budget for the Gonzales Project (the “Gonzales Project Budget”). As of December 31, 2017, the aggregate amount expended by the Company under the Gonzales Project Budget is $8,947,408.
Section 3.6    No Undisclosed Liabilities    . Except as set forth in Section 3.6 of the Disclosure Schedule, none of the Company or any of its Subsidiaries has any Liabilities except (a) to the extent specifically reflected and accrued for or specifically reserved against in the Balance Sheet (b) for current Liabilities incurred subsequent to the Balance Sheet Date in the ordinary course of business consistent with past practice (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of Law), (c) Liabilities incurred in connection with this Agreement, or (d) Liabilities that would not reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries.
Section 3.7    Absence of Certain Developments    . Except as set forth in Section 3.7 of the Disclosure Schedule, since the Balance Sheet Date, neither the Company nor any of its Subsidiaries has conducted its business other than in the ordinary course consistent with past practice and:
(a)    there has not been any Company Material Adverse Effect nor has there occurred any event which is reasonably likely to result in a Company Material Adverse Effect;
(b)    neither the Company nor any of its Subsidiaries has made any declaration or payment of any dividends or distributions on or in respect of any capital stock or other security of the Company or any of its Subsidiaries, or redemption, purchase or acquisition of any capital stock or other security of the Company or any of its Subsidiaries, or made any other payment to or on behalf of any Seller or any Affiliate thereof other than closing of the JV Buyouts;
(c)    there has not been any split, combination or reclassification of any shares of capital stock or other security of the Company or any of its Subsidiaries;

(d)    there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of the Company or any of its Subsidiaries having a replacement cost of more than $50,000 for any single loss or $100,000 in the aggregate for any related losses;
(e)    other than Change of Control Payments, neither the Company nor any of its Subsidiaries has made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, incentive, retention or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any director, officer, employee, distributor or agent of the Company or any of its Subsidiaries, other than increases in the ordinary course of business consistent with past practice in the base wages or salaries of employees of the Company or any of its Subsidiaries other than officers or senior managers;
(f)    neither the Company nor any of its Subsidiaries has entered into or amended any employment, deferred compensation, severance or similar agreement;
(g)    neither the Company nor any of its Subsidiaries has entered into any collective bargaining agreement or relationship with any labor organization;
(h)    there has not been any change by the Company or any of its Subsidiaries in accounting or Tax reporting principles, methods or policies, any settlement of any Tax controversy, any amendment of any Tax Return, or any Tax election made by or with respect to the Company or any of its Subsidiaries;
(i)    except for the transactions contemplated by this Agreement, neither the Company nor any of its Subsidiaries has entered into or amended any other transaction or Contract other than in the ordinary course of business consistent with past practice;
(j)    neither the Company nor any of its Subsidiaries has hired employees or engaged independent contractors other than in the ordinary course of business consistent with, and at a level consistent with, past practice;
(k)    neither the Company nor any of its Subsidiaries has materially breached any Material Contract;
(l)    neither the Company nor any of its Subsidiaries has materially changed its policies and programs with respect to customer credits, coupons, rebates, returns, warranties, marketing or promotions;
(m)    neither the Company nor any of its Subsidiaries has made any loans, advances or capital contributions to, or investments in, any Person;
(n)    neither the Company nor any of its Subsidiaries has mortgaged, pledged or subjected to any Lien any of its assets, or acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets of the Company or any of its Subsidiaries except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the ordinary course of business consistent with past practice;
(o)    neither the Company nor any of its Subsidiaries has canceled or compromised any debt or claim or amended, canceled, terminated, relinquished, waived or released any Material Contract or right except in the ordinary course of business consistent with past practice and which, in the aggregate, are not material to the Company or any of its Subsidiaries;
(p)    neither the Company nor any of its Subsidiaries has entered into or amended any Contract or transaction with any of its Affiliates or paid any fees, expenses or other amounts to any Affiliate of the Company or any of its Subsidiaries;
(q)    neither the Company nor any of its Subsidiaries has made or committed to make any capital expenditures or capital additions or improvements (i) in excess of $500,000 individually or $1,000,000 in the aggregate, or (ii) outside the ordinary course of business consistent with past practices;
(r)    neither the Company nor any of its Subsidiaries has entered into any prepaid transactions or otherwise accelerated revenue recognition or the sales for periods prior to the Closing;
(s)    neither the Company nor any of its Subsidiaries has materially changed its policies or practices with respect to the payment of accounts payable or other current liabilities or the collection of accounts receivable (including any acceleration or deferral of the payment or collection thereof);
(t)    neither the Company nor any of its Subsidiaries has amended any of its Governing Documents, except as requested by Purchaser;
(u)    neither the Company nor any of its Subsidiaries has adopted any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law or other agreement with respect to the sale of its assets, securities or Business;
(v)    neither the Company nor any of its Subsidiaries has issued any equity or debt securities or any security exercisable or exchangeable for or convertible into equity securities of the Company or any of its Subsidiaries, or incurred any Indebtedness or other Liabilities (other than in the ordinary course of business consistent with past practices);
(w)    neither the Company nor any of its Subsidiaries has (i) discharged, repaid, amended, modified, made payment on, canceled or compromised any Indebtedness, or discharged or satisfied any Lien, or (ii) engaged in any transaction or provided any consideration relating to the release, modification or diminution of any guarantee, bond, surety or other obligation of any Seller or any Affiliate thereof;

(x)    neither the Company nor any of its Subsidiaries has entered into any compromise or settlement of any dispute or Legal Proceeding by any Governmental Body;
(y)    neither the Company nor any of its Subsidiaries has transferred, assigned or granted any license or sublicense of any material rights under or with respect to any Intellectual Property;
(z)    neither the Company nor any of its Subsidiaries has failed (i) to file any material reports or take steps necessary to comply with applicable Laws and (ii) to maintain in good standing all Permits; and
(aa)    neither the Company nor any of its Subsidiaries has entered into any agreements or commitments to do or perform in the future any actions referred to in this Section 3.7.
Section 3.8    Taxes    .
(a)    Except as set forth in Section 3.8(a) of the Disclosure Schedule, each of the Company and its Subsidiaries have timely filed with the appropriate taxing authorities all Tax Returns that it has been required to file. All such Tax Returns are true, correct and complete in all material respects. Except as set forth in Section 3.8(a) of the Disclosure Schedule, all Taxes owed by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid. Adequate reserves have been established on the Financial Statements to provide for the payment of any Taxes which are not yet due and payable with respect to the Company or any of its Subsidiaries for taxable periods or portions thereof ending on or before the Balance Sheet Date and the Closing Date. Since January 1, 2013, no written claim has been made by an authority with respect to the Company or any of its Subsidiaries in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Except as set forth in Section 3.8(a) of the Disclosure Schedule, there are no Liens on any of the assets of the Company or any of its Subsidiaries that have arisen in connection with any failure (or alleged failure) to pay any Tax.
(b)    The Company and its Subsidiaries have withheld and paid to the appropriate taxing authority or other Governmental Body all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.
(c)    Neither the Company nor any of its Subsidiaries has waived or extended any statute of limitations in respect of Taxes or agreed to, or is a beneficiary of, any extension of time with respect to the assessment, payment or collection of any Tax or filing of any Tax Return.
(d)    Neither the Company nor any of its Subsidiaries has an obligation to make a payment that is not deductible under Section 280G of the Code or that includes an obligation to indemnify or “gross up” the recipient of such payment for taxes imposed by Section 4999 of the Code.

(e)    None of the properties or assets of the Company or any of its Subsidiaries is property which, for Tax purposes, is required to be treated as owned by another Person. Neither the Company nor any of its Subsidiaries is an obligor on, and none of their assets have been financed directly or indirectly by, any tax-exempt bonds. No property or assets of the Company or any of its Subsidiaries is “tax-exempt use property” within the meaning of Section 168(h) of the Code.
(f)    No deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Taxes has been asserted or assessed by any taxing authority or other Governmental Body against the Company or any of its Subsidiaries. Except as set forth in Disclosure Section 3.8(f) of the Disclosure Schedules, there has not been, within the past five calendar years, an audit, examination or written notice of potential examination of any Tax Returns filed by the Company or any of its Subsidiaries.
(g)    There is no action, suit, Governmental Body proceeding, audit or examination or investigation or claim for refund in progress, pending, proposed or, to the Knowledge of Sellers, threatened against or with respect to the Company or any of its Subsidiaries regarding Taxes.
(h)    Neither the Company nor any of its Subsidiaries has agreed to or been required to make any adjustment pursuant to Section 481(a) of the Code or any corresponding provision of state, local or foreign Law by reason of any change in accounting method initiated by it or on its behalf; no taxing authority has proposed any such adjustment or change in accounting method; and neither the Company nor any of its Subsidiaries has an application pending with any taxing authority requesting permission for any change in accounting method. Except as set forth in Section 3.8(h) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries will be required (A) as a result of a change in method of accounting prior to the Closing for a taxable period ending on or prior to the Closing Date, to include any adjustment under Section 481(c) of the Code in taxable income for any taxable period (or portion thereof) beginning after the Closing, (B) as a result of any “closing agreement,” as described in Section 7121 of the Code, entered into prior to the Closing to include any item of income or exclude any item of deduction from any taxable period (or portion thereof) beginning after the Closing or (C) as a result of an election under Section 1362 of the Code prior to the Closing, to include any amount under Section 1363(d) in any taxable period (or portion thereof) beginning after the Closing. Neither the Company nor any Subsidiary has taken any action that is not in accordance with past practice that could defer a liability for Taxes of the Company or any Subsidiary from any taxable period ending on or before the Closing Date to any taxable period ending after such date. Neither the Company nor any of its Subsidiaries is required to include any item of income in, or exclude any item of deduction from, any taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (A) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (B) any installment sale or open transaction disposition made on or prior to the Closing Date other than sales made subject to the cash method of accounting, (C) any prepaid amount received on or prior to the Closing Date or (D) any election made pursuant to Section 108(i) of the Code on or prior to the Closing Date.
(i)    Neither the Company nor any of its Subsidiaries has been a member of an affiliated group (as defined in Section 1504 of the Code), or filed or been included in a combined,

consolidated or unitary income Tax Return. Neither the Company nor any of its Subsidiaries is a partner, member, owner or beneficiary of any entity treated as a partnership or a trust for Tax purposes. Neither the Company nor any of its Subsidiaries has Liability for Taxes of any person under Treasury Regulations Section 1.1502-6 or similar state or local Laws, as a successor or transferee, by contract or otherwise.
(j)    Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation or Tax sharing agreement and has no contractual obligation to indemnify any other Person with respect to Taxes.
(k)    True, correct and complete copies of all income and sales Tax Returns filed by or with respect to the Company and its Subsidiaries for taxable periods ending on or after January 1, 2014 have been delivered to Purchaser.
(l)    Neither the Company nor any of its Subsidiaries has participated in any reportable transaction as contemplated in Treasury Regulations Section 1.6011-4. The Company and its Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.
(m)    Neither the Company nor any of its Subsidiaries is subject to Tax, nor does it have a permanent establishment, in any foreign jurisdiction other than Mexico. None of the Sellers is a foreign person within the meaning of Section 1445 of the Code.
(n)    Neither the Company nor any of its Subsidiaries has pending ruling requests filed by it or on its behalf with any taxing authority or Governmental Body.
(o)    The Company is, and has been since February 1, 2005, an S corporation as defined in Section 1361(a)(1) of the Code for federal and state income tax purposes and is, and has been since formation, eligible for such treatment. The Company’s election to be treated as an S corporation was timely and properly filed with the IRS and has not been superseded by any subsequent filing. The IRS has not sent any correspondence to the Company questioning its status as an S corporation. Neither the Company nor any of its Subsidiaries have been or currently are subject to any Taxes for any period ending on or prior to the Closing Date pursuant to Section 1374 or Section 1375 of the Code. Except as set forth in Section 3.8(o) of the Disclosure Schedule, each Subsidiary is, and has been since its formation or acquisition by the Company or its Affiliate, either (i) a qualified subchapter S subsidiary for which a valid and timely election was made to treat it as such or (ii) a business entity that is treated as an entity disregarded as separate from its owner for federal and state income Tax purposes.
(p)    Except as set forth in Section 3.8(p) of the Disclosure Schedule, there is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of the Company or any Subsidiary under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign law). Neither the Company nor any of its Subsidiaries has entered into or is subject to any gain recognition agreement pursuant to Section 367 of the Code or any Treasury Regulations thereunder.
(q)    Neither the Company nor any Subsidiary has ever been a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code. All mergers, spin-offs, transfers of assets or any other kind of transactions that may qualify as a corporate reorganization for tax purposes consummated by the Sellers, the Company or any Subsidiary have been made and continue to be in compliance with all applicable Tax laws. The consummation of the transaction contemplated by this Agreement will not affect the Tax treatment of such transaction.
(r)    The anti-churning rules of Section 1.197-2(h) of the Treasury Regulations do not, and will not, apply to prevent the amortization of any asset of the Company or any of its Subsidiaries pursuant to Section 197 of the Code.
(s)    The Company and its Subsidiaries have at all times been, and currently are, in compliance with Article 69-B of the Mexico Federal Tax Code and have valid receipts from all applicable vendors.
Section 3.9    Real Property    .
(a)    Section 3.9(a) of the Disclosure Schedule sets forth a true, correct and complete list and description of all real property and interests in real property owned in fee by the Company and/or any of its Subsidiaries (each such real property, together with all of the facilities, buildings, fixtures, or other improvements (“Improvements”) thereon and all of the Company's and/or such Subsidiary's rights to all strips, gores, easements, privileges, rights-of-way, reversions, remainders, riparian and other water rights, rights to lands underlying any adjacent streets or roads, and other tenements, hereditaments and appurtenances, if any, pertaining to or accruing for the benefit of such real property and improvements, an “Owned Real Property” and collectively, the “Owned Real Properties”), which such description in Section 3.9(a) of the Disclosure Schedule shall include: (i) the legal description of the Owned Real Property; (ii) the address of the Owned Real Property; (iii) the use of the Owned Real Property; (iv) the approximate acreage thereof; (iv) the name of the Company or Subsidiary that is the fee simple owner of such Owned Real Property and (v) a true, correct, and complete list of all leases, subleases, licenses, or other occupancy agreements affecting the Owned Real Property to which the Company, a Subsidiary or any Seller Party is a party, together with any assignments, amendments, modifications, side letters, estoppels, consents, and other agreements relating thereto (each, an “Owned Real Property Lease” and collectively, the “Owned Real Property Leases”), including the names of the parties to each Owned Real Property Lease (each tenant, subtenant, licensee, and/or occupant under any Owned Real Property Lease is hereinafter referred to as a “Tenant”), the date of each Owned Real Property Lease, the term of each Owned Real Property Lease (including the commencement date and expiration date and any renewal periods thereof), the current monthly rent under each Owned Real Property Lease, the amount of the security deposit required to be held under such Owned Real Property Lease, and any options or rights to purchase any of the Owned Real Properties.

(b)    Section 3.9(b) of the Disclosure Schedule sets forth the address of each parcel of real property and interests in real property leased by the Company or any of its Subsidiaries as lessee, and a correct and complete list of all leases related to real property currently leased by the Company or any of its Subsidiaries (individually, a “Real Property Lease” and the real properties specified in such leases being referred to herein as the “Leased Properties”; the Leased Properties and the Owned Real Properties are referred to as the “Real Property”), which such description in Section 3.9(b) of the Disclosure Schedule shall include: (i) an identification of the lease or sublease agreement therefor and any and all amendments, modifications, estoppels, subordination and non-disturbance agreements, side letters and other agreements relating thereto; (ii) the names of the lessor and lessee (or sublessor or sublessee) thereunder; (iii) the title and date of such Real Property Lease; (iv) the current monthly rent under such Real Property Lease; (v) the term (including, the commencement date and expiration date and any extension options); (vi) the amount of any security deposit required to be held under such Real Property Lease; and (vii) the address and approximate size of the premises leased. The Company or its applicable Subsidiary has a valid, binding and enforceable leasehold interest under each of the Real Property Leases, subject to applicable Enforceability and Equity Exceptions. Neither the Company nor any of its Subsidiaries has received any written notice of any default or event that with notice or lapse of time, or both, would constitute a default under any of the Real Property Leases and the Company, each of its Subsidiaries, and, to Sellers’ Knowledge, each other party thereto, is in compliance with all obligations of such party thereunder. Neither the Company nor any of its Subsidiaries has subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Properties or any portion thereof. Neither the Company’s nor any of its Subsidiary’s possession and quiet enjoyment of Leased Property under each Real Property Lease has been disturbed and there are no disputes with respect to any Real Property Lease and there is no pending or to Sellers’ Knowledge threatened Legal Proceeding which might interfere with the quiet enjoyment of any tenant or subtenant under a Real Property Lease. No security deposit or portion thereof deposited with respect to any Real Property Lease has been applied in respect of a breach of or default under any such Real Property Lease that has not been redeposited in full. Neither the Company nor any of its Subsidiaries owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to any Real Property Lease. Neither the Company nor any of its Subsidiaries has collaterally assigned or granted any other Lien in any Real Property Lease or any interest therein (other than Permitted Liens). There are no Liens on the estate or interest created by any Real Property Lease (other than Permitted Liens). Sellers have delivered to Purchaser complete and correct copies of the Real Property Leases, together with all amendments, modifications or supplements, if any, thereto.
(c)    Sellers have made available to Purchaser correct, and complete copies of all of the Company's, Subsidiaries or any Sellers’ prior and existing title insurance policies and commitments, including copies of any exceptions thereto relating to the Real Property (the “Existing Policies”), all surveys in the possession or control of the Company, Subsidiaries or Sellers (the “Existing Surveys”), and such other inspection reports, environmental assessments, appraisals, information, data, reports, notices, Contracts, agreements and other documents relating to the Real Property.
(d)    With respect to each Existing Policy, (a) the policy is valid, binding and in full force and effect; (b) all premiums due on each Existing Policy have been paid, and (c) to the

Knowledge of the Sellers, the Company is not in material default under any Existing Policy. There are no claims by the Company pending under any Existing Policies and the Company has not been informed in writing that coverage has been questioned, denied or disputed by the underwriters of the Existing Policies with respect to any such claims.
(e)    Except as set forth in Section 3.9(e) of the Disclosure Schedule, each Company or Subsidiary, as applicable, (i) holds good, marketable, insurable and transferable fee simple title to its applicable Owned Real Property and each such applicable Party is the fee simple owner thereof or (ii) has a valid, binding and enforceable leasehold interest (subject to the Enforceability and Equity Exceptions) under each of its Real Property Leases in the case of the Leased Real Properties, free and clear of any Liens against the Company, any Subsidiary or any Seller or any of their respective properties or assets, except for the Permitted Liens. To the Knowledge of Sellers, there are no unrecorded easements or encroachments affecting any portion of the Real Property. True, correct, and complete copies of all documents, instruments and agreements evidencing the Permitted Liens have previously been made available by Sellers to Purchaser. All aspects of the Real Property are in compliance in all material respects with any and all restrictions and other provisions included in the Permitted Liens, and there are no matters which create a breach of any of the documents evidencing the Permitted Liens.
(f)    All of the Real Property Leases and Owned Real Property Leases are valid, binding and enforceable against the Company or its Subsidiaries, as applicable, and, to Sellers’ Knowledge, the other parties thereto, subject to the Enforceability and Equity Exceptions, and in full force and effect. None of the Seller Parties or any Subsidiary has received any written notice of any breach of any of the Real Property Leases or the Owned Real Property Leases and the Company and each Subsidiary, as applicable, and, to Sellers’ Knowledge, each other party thereto, is in compliance in all material respects with all obligations of such party thereunder. The Company or a Subsidiary is currently in possession of the Leased Real Property and none of the Seller Parties or any Subsidiary has subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Properties or any portion thereof. No security deposit or portion thereof deposited with respect to any Real Property Lease or Owned Real Property Lease has been applied in respect of a breach of any such Real Property Lease or Owned Real Property that has not been redeposited in full. None of the Company, Subsidiaries or Sellers owes any brokerage commissions or finder’s fees with respect to any Real Property Lease or Owned Real Property Lease. With respect to the Owned Real Property, there are no outstanding options, rights of first offer, rights of first refusal or similar rights to purchase the Real Property or any portion thereof. None of the Company, any Subsidiaries or any Sellers has collaterally assigned or granted any Lien in any Real Property Lease or any interest therein (other than Permitted Liens). Sellers have delivered to Purchaser true, correct and complete copies of the Real Property Leases and Owned Real Property Leases. Each of the Company or Subsidiaries, as applicable, has exercised within the time prescribed in each Real Property Lease, and each of the tenants with respect to each Owned Real Property Lease has exercised within the time prescribed in each Owned Real Property Lease, any option provided therein to extend or renew the term thereof. None of the Company, Subsidiaries or Sellers has given or received any written notice of termination, cancellation, adverse modification or non-renewal with respect to any Real Property Lease or Owned Real Property Lease.

(g)    The Company and each Subsidiary has all Permits necessary for the current use and operation of each parcel of Real Property. All Owned Real Property, and to the Knowledge of Sellers, each Leased Property, is in material compliance with all applicable building, zoning, subdivision, health and safety and other land use Laws, including the Americans with Disabilities Act of 1990, as amended, or its equivalent in any international jurisdictions, and all insurance requirements affecting the Real Properties (collectively, the “Real Property Laws”), and the use or occupancy of the Owned Real Property, and, to the Knowledge of Sellers, each Leased Property, by the Company, any Subsidiary or any Seller or operation of the Business thereon does not breach any Real Property Laws. None of the Sellers, the Company nor any of its Subsidiaries has received any written notice of breach or alleged breach of any Real Property Law. With respect to the Real Property, there is no pending or, to the Knowledge of Sellers, threatened zoning application or proceeding or condemnation, eminent domain or taking proceeding. To the Knowledge of Sellers (without any duty to make any inquiry or investigation outside of the employees of the Company and its Subsidiaries and the Company’s and its Subsidiaries’ Books and Records), no part of any Improvement encroaches on any real property not included in the Real Property. Each parcel of Real Property is located adjacent to public roads or streets or has legal and binding easements of ingress, egress and access in order to access such public roads and streets. To the Knowledge of Sellers (without any duty to make any inquiry or investigation outside of the employees of the Company and its Subsidiaries and the Company’s and its Subsidiaries’ Books and Records), all parcels of land included in the Real Property that purport to be contiguous are contiguous and not separated by strips, gores or other parcels of real property not included in the Real Property.
(h)    Neither the Company nor any Subsidiary has received any notice of any condemnation or eminent domain or similar Legal Proceedings that affect any Real Property or any part thereof, and, to the Knowledge of Sellers, no such Legal Proceedings have been threatened or are contemplated. Neither Company nor any Subsidiary of the Company has received any notice of the intention of any Governmental Body or other Person to take or use all or any part of any Real Property.
(i)    The Real Property constitutes all interests in real property currently used or currently held for use in connection with the Business or which are necessary for the continued operation of the Business as the Business is currently conducted.
(j)    All Improvements located on the Real Property used by any of the Company or its Subsidiaries (including all water, sewer, gas, electrical and HVAC systems servicing the same): (i) are in good working condition and repair, subject to ordinary wear and tear; and (ii) are reasonably suitable for the purposes for with they are currently used by the Company and/or its Subsidiaries and for the operation of the Business. Except as set forth in Section 3.9(j) of the Disclosure Schedule, all storage tanks and septic tanks located on, under or about the Real Property (i) are in good working condition, subject to ordinary wear and tear, (ii) with respect to the Leased Real Properties are constructed with the consent of the landlord under the applicable Real Property Lease and do not constitute a breach or violation under such Real Property Lease, and (iii) are properly registered, permitted and insured, as appropriate, and in material compliance with all applicable Laws. The Improvements are sufficient for the continued conduct of the Business as currently conducted thereon after the Closing in substantially the same manner as conducted prior to the Closing. There are no outstanding or, to the Knowledge of Sellers, threatened requirements by any insurance company which has issued an insurance policy covering the Owned Real Properties (or to Sellers’ Knowledge, the Leased Real Properties) or by any board of fire underwriters or other body exercising similar functions, requiring any repairs or alterations to be done on any Real Property. Sellers have previously made available to Purchaser true, correct and complete copies of all engineering reports, inspection reports, maintenance plans and other documents relating to the condition of any Real Property which are in any Seller’s possession or control.
(k)    The Real Property: (i) is adequately serviced by all utilities necessary for the conduct of the Business as currently conducted thereon; (ii) is located adjacent to public roads or streets with adequate means of ingress and egress between such rights-of-way and the applicable Real Property; and (iii) is not located in whole or in part within an area identified as a special flood hazard area by any Governmental Body.
(l)    There are no Legal Proceedings pending or, to Sellers’ Knowledge, threatened, to which the Sellers, Company or any of its Subsidiaries are a party, the outcome of which could affect the title to or the use, occupancy or operation of the Real Property as currently used or operated or Sellers’ ability to convey any of the Shares to Purchaser under this Agreement (including, without limitation, actions for condemnation).
(m)    There is no pending or threatened Legal Proceeding for assessment or collection of Taxes, impact fees or special assessments affecting any part of any Real Property.
Section 3.10    Tangible Personal Property; Title; Sufficiency of Assets
(a)    Section 3.10(a) of the Disclosure Schedule lists all leases of personal property (“Personal Property Leases”) involving annual payments in excess of $25,000 relating to personal property used by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is a party or by which the properties of the Company or any of its Subsidiaries are bound. Sellers have delivered to Purchaser complete and correct copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.
(b)    The Company or its applicable Subsidiary has a valid leasehold interest under each of the Personal Property Leases under which it is a lessee, and there is no outstanding default under any Personal Property Lease by the Company, any of its Subsidiaries, or, to the Knowledge of Sellers, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would reasonably be expected to constitute a material default thereunder. The Company, each of its Subsidiaries, and to the Knowledge of Sellers, each other party thereto is in material compliance with all obligations of the Company, such Subsidiary or such other party, as the case may be, thereunder.
(c)    Except as set forth in Section 3.10(c) of the Disclosure Schedule, each of the Company and each of its Subsidiaries (and not any Affiliate thereof) has good and marketable title to all its material assets free and clear of any and all Liens, except for Permitted Liens. Such assets, together with any assets leased, include all material assets, rights and interests reasonably required for the continued conduct of the Business by Purchaser as currently conducted.

(d)    All tangible personal property owned by the Company and its Subsidiaries, and all of the items of tangible personal property used by the Company and its Subsidiaries under the Personal Property Leases, are to the Knowledge of Sellers structurally sound, are in good operating condition and repair, subject to ordinary wear and tear taking into account the age thereof, and are adequate for the uses to which they are being put. Section 3.10(d) of the Disclosure Schedule lists all material tangible personal property owned by the Company and its Subsidiaries as of December 2, 2017.
Section 3.11    Intellectual Property    .
(a)    Except as set forth in Section 3.11(a) of the Disclosure Schedule, the Company and/or its Subsidiaries own, free and clear from all Liens, except for Permitted Liens, or otherwise possess legally enforceable rights to use all of the Intellectual Property reasonably necessary to the conduct of Business as currently conducted. The Intellectual Property owned by the Company and its Subsidiaries (“Owned Intellectual Property”) and the Intellectual Property licensed to the Company and its Subsidiaries under the Intellectual Property Licenses comprise all of the Intellectual Property that is used in or is reasonably necessary to conduct the Business as currently conducted. The Company or its Subsidiaries, as applicable, is the sole and exclusive owner of each item of Owned Intellectual Property. No Owned Intellectual Property, product or service of the Company or any of its Subsidiaries, is subject to any Legal Proceeding, Order or settlement agreement that restricts in any manner the use, transfer or licensing thereof by the Company or any of its Subsidiaries or may affect the validity, use or enforceability of such Owned Intellectual Property.
(b)    Section 3.11(b)(i) of the Disclosure Schedule sets forth a true, complete and correct list of all Owned Intellectual Property for which a registration or application has been filed with a Governmental Body or other registrar, including patents, trademarks, service marks, copyrights, domains and social media account, issued by or registered with, or for which any application for issuance or registration thereof has been filed with, any Governmental Body or other registrar. Section 3.11(b)(ii) of the Disclosure Schedule sets forth a complete and correct list of all trademarks, service marks and other trade designations that are Owned Intellectual Property and not otherwise identified in Section 3.11(b)(i) of the Disclosure Schedule. All Owned Intellectual Property is in good standing and has not been declared invalid, all required filings and fees related to the Owned Intellectual Property have been timely filed with and paid to the relevant Governmental Body and authorized registrars, and there are no actions that must be taken within 180 days of Closing, including responding to office actions, the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Owned Intellectual Property.
(c)    Section 3.11(c) of the Disclosure Schedule sets forth a true, complete and correct and correct list of all written or oral licenses and arrangements (other than ordinary course licenses of commercially available software), (A) pursuant to which the use by any Person of Intellectual Property is permitted by the Company or any of its Subsidiaries or (B) pursuant to which the use by the Company or any of its Subsidiaries of Intellectual Property is permitted by any Person (collectively, the “Intellectual Property Licenses”). The Intellectual Property Licenses are valid, binding and enforceable (subject to the Enforceability and Equity Exceptions), between the Company or a Subsidiary thereof, as applicable, and the other parties thereto and are in full force and effect. There is no material default under any Intellectual Property License by the Company, any of its Subsidiaries, or, to the Knowledge of Sellers, by any other party thereto and, to the Knowledge of Sellers, no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder. The Company, each of its Subsidiaries, and to the Knowledge of Sellers, each other party thereto is in compliance with all obligations under each Intellectual Property License. No third party that has licensed Intellectual Property to the Company or any of its Subsidiaries has ownership rights or license rights to improvements or derivative works that have been made by the Company or any of its Subsidiaries.
(d)    To the Knowledge of Sellers, the continued operation of the Business as presently conducted and as conducted in the past five (5) years does not interfere with, infringe upon, misappropriate, or otherwise violate or come into conflict with, any Intellectual Property rights of third parties, or constitute unfair competition or trade practices, or violate any right of any Person (including any right to privacy or publicity). Except as set forth in Section 3.11(d) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has received written notice from any Person claiming that the operation of the Business interferes, infringes or misappropriates, or otherwise violates or comes in conflict with, Intellectual Property rights of any Person or constitutes unfair competition or trade practices or violates any right of any Person (including any right to privacy or publicity).
(e)    There is no claim or demand of any Person pertaining to, or any proceeding which is pending or, to the Knowledge of Sellers, threatened, that challenges the rights of the Company or any of its Subsidiaries in respect of any Owned Intellectual Property, or claims that any default or breach exists under any Intellectual Property License. To the Knowledge of Sellers, no Person is infringing or misappropriating any Owned Intellectual Property.
(f)    Except as set forth in Section 3.11(f) of the Disclosure Schedule, all employees and consultants of the Company and its Subsidiaries and all other Persons involved in the development of Owned Intellectual Property, have entered into confidentiality and assignment of inventions agreements, sufficient to transfer to such Company or Subsidiaries ownership of all right, title and interest in such Owned Intellectual Property. In each case in which the Company or any of its Subsidiaries has acquired any Intellectual Property, from any Person, the Company and its Subsidiaries, as applicable, have obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property (including the right to future damages with respect thereto) to the Company or any of its Subsidiaries and, to the maximum extent provided for by, and in accordance with, applicable Law, the Company and its Subsidiaries have recorded each such assignment for all Owned Intellectual Property with the relevant Governmental Body.
(g)    No product or service of the Company or any of its Subsidiaries is distributed with any software that is licensed to the Company or any of its Subsidiaries pursuant to, or is otherwise subject to, an open source, public-source, freeware or other third party license agreement that, in each case, requires the Company or any of its Subsidiaries to disclose or license any proprietary source code that embodies Owned Intellectual Property or that requires any product to be made available at no charge.
(h)    No government funding, facilities or resources of a university, college, other educational institution, research center or Governmental Body or funding from third parties (other than private investors) was used in the development of the Owned Intellectual Property and no Governmental Body, university, college, other educational institution or research center has any claim or right in or to the Owned Intellectual Property. Further, to the Knowledge of Sellers, no current or former employee, consultant or independent contractor of the Company or any of its Subsidiaries who was involved in, or who contributed to, the creation or development of any Owned Intellectual Property, has performed services for a Governmental Body, a university, college or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any of its Subsidiaries.
Section 3.12    Contracts    .
(a)    Section 3.12(a) of the Disclosure Schedule sets forth all of the Contracts to which the Company or any of its Subsidiaries is a party or by which it or any of their assets are bound of the types described below and categorized accordingly (the “Material Contracts”):
(i)    Contracts with any grower, harvester or farmer;
(ii)    Contracts for the warehousing or storage of any fruits, vegetables or food products, or for any Inventory;
(iii)    Real Property Leases;
(iv)    Personal Property Leases;
(v)    Contracts relating to the employment or engagement of any Person, or any bonus, deferred compensation, pension, profit sharing, stock option, employee stock purchase, retirement, retention, severance, or change of control arrangement;
(vi)    Contracts other than those described in clause (i) with any current or former officer, director or employee of the Company or any of its Subsidiaries, or any Affiliate of the Company or any of its Subsidiaries or any such Person;
(vii)    Contracts with any employee or labor union or association representing any employee;
(viii)    Contracts relating to capital expenditures;
(ix)    Contracts entered into within the last five years relating to the acquisition or disposition of any equity interests in or, except in the ordinary course of business, assets of any Person;

(x)    Contracts creating or otherwise related to any joint venture or partnership;
(xi)    Contracts limiting the ability of the Company or any of its Subsidiaries to engage in any line of business or to compete with any Person or to conduct business in any geographical area or to solicit any Person for employment;
(xii)    Contracts relating to the confidentiality or limitation on use of any information;
(xiii)    Contracts relating to any Indebtedness of the Company or any of its Subsidiaries (other than accounts payable to trade creditors in the ordinary and usual course of business consistent with past custom and practice), including credit facilities, promissory notes, security agreements, and other credit support arrangements, and Contracts under which the Company or any of its Subsidiaries have imposed or incurred a Lien on any of their assets;
(xiv)    Contracts granting a power of attorney, revocable or irrevocable, to any Person for any purpose whatsoever;
(xv)    Contracts that provide for the indemnification by the Company or any of its Subsidiaries of any Person or the assumption of any Tax, environmental or other Liability of any Person;
(xvi)    Contracts relating to any loan (other than accounts receivable from trade debtors in the ordinary and usual course of business consistent with past custom and practice) or advance to (other than ordinary course travel allowances to the employees of the Company or any of its Subsidiaries), or investments in, any Person;
(xvii)    Contracts relating to any guarantee or other contingent Liability in respect of any Indebtedness or obligation of any Person (other than the endorsement of negotiable instruments for collection in the ordinary and usual course of business consistent with past custom and practice);
(xviii)    all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company or any of its Subsidiaries is a party;
(xix)    Contracts with any Governmental Body;
(xx)    Contracts, loans and/or lease arrangements involving, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, to or from any Affiliate or to or from any customer, supplier, employee or agent of the Company or any of its Subsidiaries; and
(xxi)    all other Contracts (i) which are reasonably likely to involve the receipt or payment of an amount in excess of $125,000 in any 12-month period or (ii) which cannot be cancelled by the Company or its applicable Subsidiary without penalty and without more than ninety (90) days’ notice.
(b)    Complete copies of the items required to be set forth in Section 3.12(a) of the Disclosure Schedule have previously been provided to Purchaser by Sellers. Except as set forth in Section 3.12(b) of the Disclosure Schedule, all of the Contracts disclosed in Section 3.12(a) of the Disclosure Schedule shall, following the Closing, remain enforceable by the Company and its Subsidiaries subject to the Enforceability and Equity Exceptions, and, to the Knowledge of Sellers, binding on the other parties thereto, without the Consent of any Person. Neither the Company nor any of its Subsidiaries is in default, and no event has occurred which, with the giving of notice or the passage of time or both, would reasonably be expected to constitute a default, under any such Contract or any other obligation owed by the Company or any of its Subsidiaries, and, to the Knowledge of Sellers, no event has occurred which, with the giving of notice or the passage of time or both, would reasonably be expected to constitute a default by any other party to any such Contract. Each of the Material Contracts disclosed in Section 3.12(a) of the Disclosure Schedule is in full force and effect, is valid and enforceable in accordance with its terms subject to the Enforceability and Equity Exceptions, and, to the Knowledge of Sellers, is not subject to any claims, charges, setoffs or defenses. There are no disputes pending or, to Sellers’ Knowledge, threatened under any such Contract. The Company, each of its Subsidiaries, and to the Knowledge of Sellers, each other party thereto is in material compliance with all of its obligations under each such Contract.
Section 3.13    Employee Benefits    .
(a)    Section 3.13(a) of the Disclosure Schedule sets forth a complete and correct list of (i) all “employee benefit plans” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other pension plans or employee benefit agreements, arrangements, programs or payroll practices (including severance pay, other termination benefits or compensation, vacation pay, salary, company awards, stock option, stock purchase, salary continuation for disability, sick leave, retirement, deferred compensation, bonus or other incentive compensation, stock purchase arrangements or policies, hospitalization, medical insurance, life insurance and scholarship programs) (whether funded or unfunded, written or oral, qualified or nonqualified), sponsored, maintained or contributed to or required to be contributed to by the Company or any of its Subsidiaries or by any trade or business, whether or not incorporated, that together with the Company or any of its Subsidiaries would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Company ERISA Affiliate”) for the benefit of any employee, leased employee, director, officer, shareholder or independent contractor (in each case either current or former) of the Company or any Company ERISA Affiliate (“Employee Benefit Plans”). Section 3.13(a) of the Disclosure Schedule identifies, in separate categories, Employee Benefit Plans that are (i) subject to Section 210(a), 4063 and 4064 of ERISA or Section 413(c) of the Code (“Multiple Employer Plans”), (ii) multiemployer plans (as defined in Section 4001(a)(3) of ERISA) (“Multiemployer Plans”) or (iii) “benefit plans”, within the meaning of Section 5000(b)(1) of the Code providing continuing benefits after the termination of employment (other than as required by Section 4980B of the Code or Part 6 of Title I of ERISA or similar state or local Law). Neither the Company nor any of its Subsidiaries has any Liability or contingent Liability with respect to any plan, arrangement or practice of the type described in this Section 3.13(a) other than the Employee Benefit Plans set forth on Section 3.13(a) of the Disclosure Schedule.
(b)    Except as set forth in Section 3.13(b) of the Disclosure Schedule, none of the Company, any of its Subsidiaries, any of their Affiliates or any Company ERISA Affiliate has ever participated in, been required to contribute to, or otherwise been required to participate in any Multiemployer Plan or any Multiple Employer Plan. No Employee Benefit Plan is or at any time was a “defined benefit plan” as defined in Section 3(35) of ERISA or a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code. Neither the Company, nor any of its Subsidiaries, nor any of their Affiliates, nor any Company ERISA Affiliate has ever participated in, been required to contribute to, or otherwise been required to participate in any plan, program or arrangement subject to Title IV of ERISA. Except as set forth in Section 3.13(b) of the Disclosure Schedule, no Employee Benefit Plan is a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.
(c)    Each of the Employee Benefit Plans intended to qualify under Section 401(a) of the Code (“Qualified Plans”) has received a determination letter from the IRS to such effect and the trusts maintained thereto are exempt from federal income taxation under Section 501 of the Code and nothing has occurred or will occur through the Closing with respect to any such plan which would reasonably be expected to cause the loss of such qualification or exemption. There has been no termination or partial termination of such Qualified Plan within the meaning of Code Section 411(d)(3) and the present value of all Liabilities under any such plan will not exceed the current fair market value of the assets of such plan (determined using the actuarial assumption used for the most recent actuarial valuation for such plan).
(d)    All contributions, reimbursements, accruals and premiums required by Law or by the terms of any Employee Benefit Plan or any agreement relating thereto for all periods ending prior to or as of the Closing have been timely paid or properly accrued on the Balance Sheet and the books and records of the Company and its Subsidiaries. No Employee Benefit Plan has any unfunded Liabilities which are not reflected on the Balance Sheet or the books and records of the Company and its Subsidiaries.
(e)    Except as set forth in Section 3.13(e) of the Disclosure Schedule, there has been no violation of or failure to comply with ERISA or the Code with respect to the filing of applicable returns, reports, documents and notices regarding any of the Employee Benefit Plans with the DOL, the IRS, the PBGC or any other Governmental Body or the furnishing of such notices or documents to the participants or beneficiaries of the Employee Benefit Plans.
(f)    True, correct and complete copies of the following documents, with respect to each of the Employee Benefit Plans, have been delivered to Purchaser: (A) any plans and related trust documents (all amendments thereto), investment management agreements, administrative service contracts, group annuity contracts, insurance contracts, collective bargaining agreements and employee handbooks, (B) the most recent Forms 5500 for the past three years and schedules thereto, (C) the most recent consolidated financial statements and actuarial valuations for the past three years, (D) the most recent IRS determination letters or advisory opinions, (E) the most recent summary plan descriptions (including any summaries of material modifications) and (F) written descriptions of all non-written agreements relating to the Employee Benefit Plans.
(g)    There are no pending Legal Proceedings which have been asserted or instituted or, to the Knowledge of Sellers, threatened against any of the Employee Benefit Plans, the assets of any such plans or of any related trust or the Company or any of its Subsidiaries, the plan administrator or any fiduciary of the Employee Benefit Plans with respect to such plans (other than routine benefit claims), and there are no facts or circumstances which could form the basis for any such Legal Proceeding. No Employee Benefit Plan is under audit or investigation by the IRS, DOL, or any other Government Body and no such completed audit, if any, has resulted in the imposition of Tax, interest, or penalty.
(h)    Each of the Employee Benefit Plans complies in all respects with its terms and all provisions of applicable Law, including ERISA and the Code.
(i)    To the extent the Company maintains a “group health plan” within the meaning of Section 5000(b)(1) of the Code, each plan sponsor or administrator has complied with the COBRA reporting, disclosure, notice, election, and other benefit continuation and coverage requirements of Section 4980B of the Code, the Health Insurance Portability and Accountability Act of 1996, Part 6 of Title I of ERISA and the applicable regulations thereunder and any comparable state Laws, including compliance with the Company’s COBRA obligations rising in connection with the transactions contemplated herein. Neither the Company nor any of its ERISA Affiliates maintains or has ever maintained an employee benefit plan providing welfare benefits (as defined in Section 3(1) of ERISA) to employees after retirement or other separation of service except to the extent required under part 6 of Title I of ERISA and Section 4980B of the Code or under applicable state laws.
(j)    No “prohibited transaction”, within the meaning of ERISA or the Code, or breach of any duty imposed on “fiduciaries” pursuant to ERISA has occurred with respect to any Employee Benefit Plan.
(k)    Except as set forth in Section 3.13(k) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (in each case either alone or in conjunction with any other event) will, with or without the passage of time or the giving of notice (i) result in any payment becoming due to any service provider; (ii) increase any benefits otherwise payable to any service provider including under any Employee Benefit Plan; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.
(l)    No security issued by the Company or any of its Subsidiaries forms or has formed any part of the assets of any Employee Benefit Plan.
(m)    The consummation of the transactions contemplated by this Agreement will not give rise to any Liability for termination of any agreements related to any Employee Benefit Plan.

(n)    No amounts payable under any Employee Benefit Plan or any other agreement will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.
(o)    Each Employee Benefit Plan that purports to provide benefits which qualify for tax-favored treatment under Sections 79, 105, 106, 117, 120, 125, 127, 129, and 132 of the Code satisfies the requirements of said Section(s).
(p)    The Company and its Subsidiaries have taken such actions necessary with respect to each Employee Benefit Plan to ensure that no service provider of the Company or any of its Subsidiaries is subject to taxes or penalties under Section 409A of the Code.
(q)    Except as set forth in Section 3.13(q) of the Disclosure Schedule, except as set forth in Section 3.13(k) of the Disclosure Schedule, each Employee Benefit Plan, its related trust and insurance agreement may be unilaterally amended or terminated on no more than ninety (90) days’ notice.
Section 3.14    Labor    .
(a)    Section 3.14(a) of the Disclosure Schedule contains a list of all persons who are employees, consultants or contractors of the Company and its Subsidiaries as of November 21, 2017, and sets forth for each such individual the following: (i) name, (ii) title or position (including whether full or part time), (iii) hire date, (iv) current annual base compensation rate, (v) commission, bonus or other incentive-based compensation, and (vi) designation as either exempt or non-exempt from the overtime requirements of the Fair Labor Standards Act and applicable Law. Except as set forth in Section 3.14(a) of the Disclosure Schedule, as of the date hereof, all compensation, including without limitation, wages, accrued benefits, incentive based compensation, commissions and bonuses payable to employees, temporary workers, consultants, or contractors of the Company and its Subsidiaries for services performed on or prior to the date hereof have been paid in full and in compliance with all applicable Laws, and there are no outstanding agreements, understandings or commitments of the Company and its Subsidiaries with respect to any compensation, including without limitation, commissions, bonuses or increases in compensation. All employees are employed on an “at-will” basis. All persons hired on a temporary basis or who are hired through a temporary or leased employee Contract are hired for a temporary position only with no promise of continued employment or call back for subsequent assignment.
(b)    Except as disclosed in Section 3.14(b) of the Disclosure Schedule, the Company and its Subsidiaries are not, nor have they ever been, a party to or bound by any other labor or collective bargaining agreement or other Contract with a labor organization representing any of its employees, there are no other labor organizations representing, purporting to represent or, to Sellers’ Knowledge, attempting to represent any employee. Since January 1, 2013, there has not been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime, arbitrations or other similar labor activity or dispute affecting the Company, any of its Subsidiaries or any of their employees. There are no grievances, arbitrations, unfair labor practice charges, investigations, or other labor disputes pending or, to the Knowledge of Sellers, threatened against the Company or any of its Subsidiaries.

(c)    There are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Sellers, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal. There is no organizing activity involving the Company or any of its Subsidiaries pending or, to the Knowledge of Sellers, threatened by any labor organization or group of employees of the Company or any of its Subsidiaries.
(d)    There are no Legal Proceedings against the Company or any of its Subsidiaries pending or, to the Knowledge of Sellers, threatened which would reasonably be expected to be brought or filed, with any public or Governmental Body based on, arising out of, in connection with, or otherwise relating to any aspect of employment, including, without limitation, the application or recruitment for employment, employment or termination of employment of any individual or group by the Company or any of its Subsidiaries.
(e)    To the Knowledge of Sellers, no executive, employee or group of employees currently has any plans to terminate employment with the Company or any of its Subsidiaries independently of or as a result of the transactions contemplated by this Agreement.
(f)    Except as set forth in Section 3.14(f) of the Disclosure Schedule, the Company and its Subsidiaries are and have since January 1, 2013, been in material compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to the employees, consultants, temporary workers, or independent contractors of the Company and its Subsidiaries, including, without limitation, all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wage and hours, equal pay, sick time, accrued benefits, privacy rights, hiring and retention of employees, employee classification, overtime compensation, meal and rest breaks, applicant and employee background checking, collective bargaining, child labor, occupational health and safety, workers’ compensation, uniformed services employment, whistleblowers, leaves of absence and unemployment insurance. All individuals characterized and treated by the Company or any of its Subsidiaries as consultants or contractors are properly treated as independent contractors under all applicable Laws and satisfy all requirements under applicable Laws to be so treated. All individuals who have been classified as exempt by the Company or any of its Subsidiaries are properly classified as except under all applicable Laws and satisfy all requirements under applicable Laws to be so classified.
(g)    All applicable Laws for any workers considered a leased employee or temporary employee from a third party service provider or otherwise, have been since January 1, 2013, and are currently being, complied with in all material respects. Company and its Subsidiaries maintain employee files containing evidence of hours worked for all employees, together with evidence containing hours worked of all non-exempt employees and accurate pay records in compliance with applicable Laws. Company and its Subsidiaries maintain employee files with proof of work eligibility in compliance with all applicable Laws.
(h)    Except as set forth in Section 3.14(h) of the Disclosure Schedule, there are no Legal Proceedings pending against the Company or any of its Subsidiaries, or to Sellers’ Knowledge, threatened to be brought or filed, by or with any Governmental Body or arbitrator in connection with the employment of any current or former employee, temporary workers, consultant or independent contractor, individually or collectively, including, without limitation, any claim relating to unfair labor practices, wage and hour violations, wrongful termination, intentional or negligent infliction of emotional distress, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws. There are no internal complaints or reports by any current or former employee, temporary worker, consultant or independent contractor pursuant to the anti-harassment policy of the Company or any of its Subsidiaries that are pending or under investigation or as to any wage and hour violation(s).
(i)    The Company and its Subsidiaries have complied with WARN and they have no plans to undertake any action in the future that would trigger WARN. Except as set forth in Section 3.14(i) of the Disclosure Schedule, no employee has experienced an “employment loss” as defined by WARN, termination of employment, reduction in hours or layoff within the last 90 days.
(j)    Each of the Company and any applicable Subsidiary thereof has notified the labor organization representing certain of its employees of the transactions contemplated herein to the extent necessary to afford the labor organization the opportunity to request bargaining, and if requested, each of the Company and such Subsidiary has engaged in meaningful bargaining at a meaningful time concerning the effects of the transactions at issue on members of the bargaining unit. The Company and any applicable Subsidiary has provided all labor agreements, collective bargaining agreements, memorandums of understanding, side agreements or any other binding Contract or understanding (oral or written) that affects any represented employees (collectively, “Union Agreements”). The Company and any applicable Subsidiary has satisfied all obligations under any applicable Union Agreements with respect to the transactions at issue.
(k)    To Knowledge of Sellers, no temporary workers provided by a third party staffing agency or otherwise are currently represented by any labor organization. To Knowledge of Sellers, no third party staffing agency or any provider of labor to the Company or any of its Subsidiaries is bound in any manner by any Union Agreement that would be applicable to any workers providing services at the Company or any of its Subsidiaries. There are no grievances, arbitrations, unfair labor practice charges, investigations, or other labor disputes pending or, to the Knowledge of Sellers, threatened against the Company or any of its Subsidiaries as related to temporary workers.
(l)    The Company and its Subsidiaries are in material compliance with all applicable Laws with respect to the E-Verify Program. Since January 1, 2013, the Company and its Subsidiaries have not been notified of any pending or threatened Legal Proceeding by U.S. Immigration and Customs Enforcement (“ICE”), or any other Governmental Body with respect to immigration laws concerning the Company or any of its Subsidiaries, and since January 1, 2013, the Company and its Subsidiaries have not received any “no match” or similar notices from ICE, the Social Security Administration or the IRS. The Company and its Subsidiaries maintain adequate internal systems and procedures to provide reasonable assurance that all employee hiring is conducted in compliance with all applicable Laws relating to immigration and naturalization. No audit, investigation or other Legal Proceeding has been commenced against the Company or any of its Subsidiaries at any time with respect to its compliance with applicable Laws relating to immigration and naturalization in connection with its hiring practices.
(m)    Except as set forth in Section 3.14(m) of the Disclosure Schedule, there are no resolved or pending, or to Knowledge of Sellers, threatened Legal Proceedings, audits or investigations, notices of violation or possible violations in which the Company or any of its Subsidiaries is alleged to be a joint employer of any other employees or workers providing services or in connection with use of any temporary workers, independent contractors, consultants or leased employees.
Section 3.15    Litigation    . Except as set forth in Section 3.15 of the Disclosure Schedule, there is no Legal Proceeding pending or, to the Knowledge of Sellers, threatened against the Company or any of its Subsidiaries (or pending or threatened against any of the officers, directors or key employees of the Company or any of its Subsidiaries in relation to the Company, any of its Subsidiaries or the Business) nor is there any basis for any such Legal Proceeding. Since January 1, 2013, neither the Company nor any of its Subsidiaries has received any written memorandum or legal advice from legal counsel retained by the Company or any of its Subsidiaries to the effect that it is exposed, from a legal standpoint, to any Liability. Except as set forth in Section 3.15 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any pending Legal Proceeding to recover monies due it or for damages sustained by it. Neither the Company nor any of its Subsidiaries is subject to any Order of any Governmental Body.
Section 3.16    Compliance with Laws; Permits    .
(a)    Except as set forth in Section 3.16(a) of the Disclosure Schedule, each of the Company and its Subsidiaries is, and since January 1, 2013, has been, in material compliance with all Laws applicable to it or the operation, use, occupancy or ownership of its assets or properties or the conduct of the Business. Neither the Company nor any of its Subsidiaries has received written notice from any Governmental Body of any failure to comply with any Law. Sellers have no Knowledge of any material failure to comply with any Law.
(b)    Section 3.16(b) of the Disclosure Schedule contains a complete and accurate list of each Permit that is held by the Company and each of its Subsidiaries or that otherwise relates to the Business. Each Permit listed or required to be listed in Section 3.16(b) of the Disclosure Schedule is valid and in full force and effect. Except as set forth in Section 3.16(b) of the Disclosure Schedule:
(i)    the Company and each of its Subsidiaries is, and has been, in material compliance with all of the terms and requirements of each Permit identified or required to be identified in Section 3.16(b) of the Disclosure Schedule;
(ii)    no event has occurred or circumstance exists that would reasonably be expected to (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a material violation of or a failure to comply with any term or requirement of any Permit identified or required to be identified in Section 3.16(b) of the Disclosure Schedule or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any material modification to, any Permit identified or required to be identified in Section 3.16(b) of the Disclosure Schedule;
(iii)    none of the Company or any of its Subsidiaries has received any written notice or other communication from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Permit or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Permit; and
(iv)    all applications required to have been filed for the renewal of the Permits identified or required to be identified in Section 3.16(b) of the Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Bodies.
The Permits identified in Section 3.16(b) of the Disclosure Schedule collectively constitute all of the material Permits necessary to enable the Company and its Subsidiaries to lawfully conduct and operate the Business and to own and use their assets in the manner in which they currently own and use such assets.
Section 3.17    Environmental Matters    .
(a)    To the Knowledge of Sellers, the operations of the Company and its Subsidiaries are currently and, since January 1, 2013, have been in material compliance with all applicable Environmental Laws and all licenses and permits issued pursuant to Environmental Laws or otherwise (“Environmental Permits”).
(b)    The Company and its Subsidiaries have obtained and currently maintain all material Environmental Permits required under all applicable Environmental Laws necessary to operate the Business as currently conducted.
(c)    None of the Company or any of its Subsidiaries is the subject of any outstanding written Order or Contract with any Governmental Body or other Person respecting any Environmental Laws or any Release or threatened Release of a Hazardous Material.
(d)    None of the Company or any of its Subsidiaries has received any written communication alleging either that it may be in violation of any Environmental Law or Environmental Permit or that it may have any Liability under any Environmental Law.
(e)    None of the Company or any of its Subsidiaries has incurred, assumed or undertaken any contingent Liability in connection with any Release of any Hazardous Materials into the indoor or outdoor environment (whether on-site or off-site).
(f)    To the Knowledge of Sellers, there is not located at any of the properties of the Company or any of its Subsidiaries any underground storage tanks;

(g)    Section 3.17(g) of the Disclosure Schedule sets forth a true, correct and complete list of all: (i) reports of environmental assessments, audits, investigations or other similar studies or analyses which have been performed by or on behalf of a Seller, or which are otherwise in a Seller’s possession, with respect to any real property now or previously owned, leased, occupied or used by a Seller in connection with the Business, including without limitation, the Real Property; and (ii) each Seller’s insurance policies issued at any time that may provide coverage to a Seller for environmental matters; and in either case of (i) or (ii) above, Sellers have made available true, correct and complete copies of such documents to Purchaser.
(h)    Sellers have delivered to Purchaser all environmentally related audits, studies, reports, analyses, and results of investigations that have been performed within the previous five years with respect to the currently or previously owned, leased or operated properties of the Company and its Subsidiaries.
Section 3.18    Insurance    . Section 3.18 of the Disclosure Schedule includes a correct and complete list and description, including policy number, coverage and deductible, of all insurance policies owned by the Company and its Subsidiaries, complete copies of which policies have previously been delivered to Purchaser by Sellers. Such policies are in full force and effect, all premiums due thereon have been paid and neither the Company nor any of its Subsidiaries is in material default thereunder. Such insurance policies are sufficient for compliance with all applicable Laws and Contracts to which the Company or any of its Subsidiaries is a party or by which it is bound. Neither the Company nor any of its Subsidiaries has received any written notice of cancellation or intent to cancel or increase or intent to increase premiums with respect to such insurance policies. Section 3.18 of the Disclosure Schedule also contains a list of all pending claims and any instances within the previous five (5) years of a denial of coverage of the Company or any of its Subsidiaries by any insurance company.
Section 3.19    Receivables; Payables    .
(a)    The accounts receivable and notes receivable of the Company and its Subsidiaries reflected in the Balance Sheet and arising after the date thereof have arisen in bona fide arm’s-length transactions in the ordinary and usual course of business, and, subject to the allowance for doubtful accounts set forth in the Balance Sheet, or, with respect to accounts receivable or notes receivable arising after the Balance Sheet Date, on the accounting records of the Company and its Subsidiaries, to Knowledge of Sellers, all such receivables are valid and binding obligations of the account debtors without any counterclaims, setoffs or other defenses thereto. All such reserves, allowances and discounts were and are consistent in extent with the reserves, allowances and discounts previously maintained by the Company and its Subsidiaries in the ordinary and usual course of business consistent with past custom and practice and determined in accordance with GAAP. All work-in-process or accrued billing reflected in the Balance Sheet and arising after the date thereof has been performed pursuant to a customer order or contract therefor and shall become accounts receivable in due course.
(b)    All accounts payable of the Company and its Subsidiaries reflected on the Balance Sheet and arising after the date thereof are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due and payable, except for accounts payable that are being disputed in good faith in an appropriate manner and for which there are adequate reserves on the Balance Sheet, or, with respect to accounts payable arising after the Balance Sheet Date, on the accounting records of the Company and its Subsidiaries.
Section 3.20    Inventory    . All Inventory, whether or not reflected in the current Balance Sheets, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, subject to any reserve set forth in the Balance Sheet, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All Inventory has been valued at the lower of cost or net realizable value on a first in, first out basis. Except as set forth in Section 3.20 of the Disclosure Schedule, all Inventory is owned by the Company and its Subsidiaries free and clear of all Liens, except for Permitted Liens, and no Inventory is held on a consignment basis. The quantities of each item of Inventory are not excessive, but are reasonable in the present circumstances.
Section 3.21    Customers and Suppliers    .
(a)    Section 3.21(a) of the Disclosure Schedule sets forth a complete and correct list of the top 20 customers of each of the Company and its Subsidiaries for the twelve months ended December 31, 2017 and the amount of sales to each such customer during such period. Since January 1, 2017, no such customer has cancelled or otherwise terminated, reduced, or to Knowledge of Sellers, threatened to cancel or terminate or reduce, its relationship with the Company or a Subsidiary thereof, as applicable other than price negotiations in the ordinary course of business consistent with past practices.
(b)    Section 3.21(b) of the Disclosure Schedule sets forth a complete and correct list of the top 20 suppliers of each of the Company and its Subsidiaries for the twelve months ended December 31, 2017 and the amount of purchases from each such supplier during such period. Since January 1, 2017, no supplier has cancelled or otherwise terminated, reduced, or to Knowledge of Sellers, threatened to cancel or terminate or reduce, its relationship with the Company or a Subsidiary thereof, as applicable other than price negotiations in the ordinary course of business consistent with past practices.
Section 3.22    Product Warranty    .
(a)    Except as set forth in Section 3.22(a) of the Disclosure Schedule, the products grown, harvested, manufactured, packaged, distributed, marketed, imported, exported, sold or shipped by the Company and its Subsidiaries (the “Products”) have, since January 1, 2013, been in material conformity with all applicable contractual commitments and all express and implied warranties.
(b)    None of the Products has been the subject of any claim from a third party seeking injunctive relief in connection with any Products, or alleging (i) personal injury, death or property or economic damages due and owing in connection with such Products, or (ii) failure of the Products to meet warranty specifications applicable thereto.

Section 3.23    FDA, USDA, FTC and Product Matters    .
(a)    Except as set forth in Section 3.23(a) of the Disclosure Schedule, all Products sold since January 1, 2013 have complied and are in compliance in all material respects with (i) the applicable provisions of the Federal Food, Drug, and Cosmetic Act, as amended, and the applicable regulations and requirements adopted by the U.S. Food and Drug Administration (the “FDA”) thereunder; the applicable statutes, regulations and requirements of the U.S. Department of Agriculture (the “USDA”); all applicable statutes enforced by the U.S. Federal Trade Commission (“FTC”); all applicable regulations and requirements of the California Department of Food and Agriculture Market Enforcement Branch (“CDFA”); the applicable FTC regulations and requirements; and any applicable Law established by any state, local or foreign Governmental Body responsible for regulating food products (together with the FDA, USDA, FTC, CDFA, APEAM, and any equivalent authority in Mexico, collectively, the “Food Authorities”), and (ii) all terms and conditions imposed in any Permits granted to a Seller by any Food Authority. The foregoing includes, but is not limited to, any applicable good manufacturing practices and sanitation requirements, labeling and advertising requirements, requirements relating to food or color additives, food standards, product composition requirements, testing requirements or protocols, recordkeeping or reporting requirements, monitoring requirements, packaging (including co−packing and re−packing) requirements, laboratory controls, storage and warehousing procedures, shipping requirements and shelf−life requirements.
(b)    None of (i) the Company or any of its Subsidiaries, any Product or the facilities in which the Products are grown, harvested, manufactured, processed, packaged or held or (ii) to Knowledge of Sellers, the Persons that grow, harvest, manufacture, process, package, or supply ingredients or packaging materials for or distribute or ship the Products, have received or are subject to or have been subject to, (i) any warning letter, untitled letter, notice of inspectional observation or other adverse correspondence or notice from the FDA, Notice of Suspension or Notice of Intended Enforcement or other adverse correspondence or notice from the USDA or (ii) any import detention, investigation, suspension or withdrawal of inspection or registration, penalty assessment or other compliance or enforcement action by any Food Authority.
(c)    Except as set forth in Section 3.23(c) of the Disclosure Schedule, none of the Company or its Subsidiaries, or to Knowledge of Sellers, the Persons that grow, harvest, manufacture, process, package, ship, supply ingredients for or distribute the Products, has voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field alert, field correction, market withdrawal or replacement, safety alert, or other notice or action relating to an alleged lack of safety or regulatory compliance of any Product. Except as set forth on Section 3.23(c) of the Disclosure Schedule, there are no facts which are reasonably likely to cause (i) the recall, market withdrawal or replacement of any Product sold or intended to be sold or (ii) as a result of regulatory action, (x) a material change in the labeling of any such Products or (y) a termination or suspension of the marketing of such Products.
(d)    All assessments required to be paid to any Food Authority have been timely and properly paid in all material respects.

Section 3.24    Customs Matters    . The Company and its Subsidiaries are each materially in compliance with all applicable U.S. and non−U.S. customs Laws and regulations (“Customs Laws”), including any export or import declaration filing, payment of customs duties, compliance with import quotas, import registration or any other similar requirements related to the exportation or importation of Products by the Company or its Subsidiaries. There is no charge, action or Legal Proceeding or, to the Knowledge of Sellers, investigation by any Governmental Body with respect to a violation of any applicable Customs Law that is now pending or, to the Knowledge of Sellers, threatened with respect to the Company or its Subsidiaries.
Section 3.25    Related Party Transactions    . Since the Balance Sheet Date, neither the Company nor any of its Subsidiaries has loaned or borrowed any amounts to or from, and does not have outstanding any Indebtedness or other similar obligations to or from, any Affiliate of the Company or any of its Subsidiaries or any Seller. Since the Balance Sheet Date, neither the Company nor any of its Subsidiaries nor any Affiliate of any of them nor any officer or employee of any of them (i) has owned any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is (A) a competitor, supplier, distributor, customer, landlord, tenant, creditor or debtor of the Company or any of its Subsidiaries, (B) engaged in a business related to the business of the Company or any of its Subsidiaries, or (C) a participant in any material transaction to which the Company or any of its Subsidiaries has been a party or (ii) has been a party to any Contract with the Company or any of its Subsidiaries or engaged in any transaction or business with the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has any Contract or understanding with any officer, director, employee or shareholder of the Company or any of its Subsidiaries, or any Affiliate of any such Person that relates, directly or indirectly, to the subject matter of any Transaction Document or the consideration payable thereunder or that contains any terms, provisions or conditions relating to the entry into or performance of any Transaction Document by the Company or any of its Subsidiaries.
Section 3.26    Brokers Fees    . Except as set forth on Schedule 3.26 of the Disclosure Schedule, none of the Company or any of its Subsidiaries has any Liability to pay any fees or commissions to any investment banker, broker, finder, consultant or agent with respect to the transactions contemplated by this Agreement.
Section 3.27    Compliance with Anti-Corruption Laws; Absence of Certain Business Practices    .
(a)    Each of the Company and its Subsidiaries is, and has at all times been, in compliance with the following Laws (collectively, “Anti-Corruption Laws”): (i) trade embargoes and applicable provisions of U.S. export control, sanction and trade Laws and regulations, including, the sanctions and programs imposed by the Department of State or the Office of Foreign Asset Control of the U.S. Department of Treasury and the Export Administration Regulations, including the anti-boycott regulations contained therein, 15 C.F.R. Parts 730 to 774; the Foreign Trade Regulations, 15 C.F.R. Part 30, administered by the United States Department of Commerce; Executive Orders of the President regarding embargoes and restrictions on trade with designated countries and Prohibited Persons; the Tariff Act of 1930, as amended, and regulations administered by the United States Department of Homeland Security, Bureau of Customs and Border Protection; (ii) anti-bribery and anti-corruption Laws, including, the Foreign Narcotics Kingpin Designation Act (21 U.S.C. §§1901-1908, 8 U.S.C. §1182) and the Foreign Corrupt Practices Act; and (iii) money laundering-related laws of other jurisdictions which the Company and its Subsidiaries conduct business or own assets, and any related or similar Law issued, administered, or enforced by any Government Authority, including applicable financial record keeping and reporting of the U.S. Currency and Foreign Transactions Reporting Act of 1970, as amended, the U.S. Money Laundering Control Act of 1986, as amended. The Company and its Subsidiaries have operated and conducted its business at all times in compliance with applicable financial record keeping and reporting of the U.S. Currency and Foreign Transactions Reporting Act of 1970, as amended, the U.S. Money Laundering Control Act of 1986, as amended, and all money laundering-related laws of other jurisdictions which the Company and its Subsidiaries conduct business or own assets, and any related or similar Law issued, administered, or enforced by any Government Authority.  Neither the Company nor any of its Subsidiaries has received any notices of noncompliance, complaints or warnings with respect to its compliance with Anti-Corruption Laws. Neither the Company nor any of its Subsidiaries has (i) made a voluntary disclosure or prior disclosure with respect to violations of Anti-Corruption Laws or (ii) been subject to any Legal Proceeding or Orders related to the violation of Anti-Corruption Laws. Neither the Company nor any of its Subsidiaries has been barred or suspended from doing business with any Government Body or has had its export privileges revoked or suspended in connection with a violation or alleged violation of any Anti-Corruption Law.
(b)    The Company and its Subsidiaries have not, and no Seller, nor to the Knowledge of Sellers, any Affiliate or agent of the Company or any of its Subsidiaries or any Seller, or any other Person acting on behalf of or associated with any Seller or the Company or any of its Subsidiaries, acting alone or together, has (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier or employee or agent of any customer or supplier; or (b) directly or indirectly given or agreed to give any money, gift or similar benefit to any customer, supplier or employee or agent of any customer or supplier, any official or employee of any government (domestic or foreign), or any political party or candidate for office (domestic or foreign), or other Person who was, is or may be in a position to help or hinder the business of the Company or any of its Subsidiaries (or assist the Company or any of its Subsidiaries in connection with any actual or proposed transaction), in each case which may subject the Company or any of its Subsidiaries to any damage or penalty in any Legal Proceeding.
Section 3.28    Business Continuity    . None of the computer software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data and video networks) and other similar or related items of automated, computerized, and/or software systems and any other networks or systems and related services that are used by or relied on by the Company or any of its Subsidiaries in the conduct of the Business (collectively, the “Systems”) have experienced bugs, failures, or breakdowns in the past twelve (12) months that has caused any substantial disruption or interruption in or to the use of any such Systems by the Company or any of its Subsidiaries. The Company, its Subsidiaries and their Affiliates are covered by business interruption insurance in scope and amount customary and reasonable to ensure the ongoing business operations of the Business.
Section 3.29    Bank Accounts; Powers of Attorney    . Section 3.29 of the Disclosure Schedule sets forth:
(a)    with respect to any borrowing or investment arrangements, deposit or checking accounts or safety deposit boxes of the Company or any of its Subsidiaries, the name of the financial institution, the type of account and the account number; and
(b)    the name of each Person holding a general or special power of attorney from or with respect to the Company or any of its Subsidiaries and a description of the terms of each such power.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser represents and warrants to Sellers that the following statements are correct and complete.
Section 4.1    Organization    . Purchaser is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Florida, and has all requisite corporate or limited liability company power and authority to own, lease and operate its properties and to carry on its business. Purchaser is duly qualified or authorized to do business as a foreign company and is in good standing under the Laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization.
Section 4.2    Authorization and Enforceability    . The execution, delivery and performance of this Agreement and Transaction Documents to which Purchaser is a party have been duly authorized by all necessary action by or on behalf of Purchaser. Purchaser has full power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, and to perform its obligations hereunder and thereunder. This Agreement and each Transaction Document to which Purchaser is or will be a party has been or will be duly and validly executed and delivered and constitutes the valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to Enforceability and Equity Exceptions.
Section 4.3    Conflicts; Consent of Third Parties    . Neither the execution and the delivery by Purchaser of this Agreement and the other Transaction Documents to which it is a party, nor the consummation of the transactions contemplated hereby and thereby on the part of Purchaser, will, with or without the passage of time or the giving of notice (a) conflict with, or result in the breach of, any provision of the Governing Documents of Purchaser or (b) conflict with, violate, result in the breach or termination of, or constitute a default under, result in an acceleration of, or create in any party the right to accelerate, terminate, modify or cancel, any Material Contract to which Purchaser is a party or by which Purchaser or its properties or assets are bound.

Section 4.4    Brokers Fees    . Purchaser has no Liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.
Section 4.5    No Proceedings    . No suit, action or other proceeding is pending before any Governmental Body seeking to restrain or prohibit Purchaser from entering into this Agreement or to prohibit the Closing or the performance of any other obligation hereunder.
Section 4.6    Investment Purpose    . Purchaser is acquiring the Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof. Purchaser acknowledges that the Shares are not registered under the Securities Act, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to Blue Sky Laws.
Section 4.7    Available Funds    . Purchaser has sufficient cash or cash equivalents available, including through one or more Affiliates or from debt financing sources subject to no material contingencies, to pay the amounts due at Closing.
Section 4.8    Disclaimer Regarding Projections    . In connection with Purchaser’s investigation of the Company, Purchaser and its representatives may have received from the Company or Sellers certain projections, estimates and other forecasts and certain business plan information (collectively, “Projections”). Purchaser acknowledges that there are uncertainties inherent in attempting to make such Projections, that it is familiar with such uncertainties, that it is making its own evaluation of the adequacy and accuracy of all Projections so furnished to it and any use of, or reliance by, it on such Projections shall be at its sole risk, and without limiting any other provisions herein, that Purchaser shall have no claim against anyone with respect thereto. Purchaser acknowledges that none of the Company, Sellers nor any other Person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any Projections.
Section 4.9    Acknowledgment Regarding Representations and Warranties of the Company    . Purchaser acknowledges and agrees that (i) except for the representations and warranties contained in ARTICLE II and ARTICLE III (in each case as qualified by the Disclosure Schedule), and in any Transaction Document, neither the Company nor Sellers makes any express or implied representation or warranty with respect to the Company or Sellers, and (ii) Purchaser is not relying on any representation or warranty except for the representations and warranties contained in ARTICLE II and ARTICLE III (in each case as qualified by the Disclosure Schedule), and in any Transaction Document. Purchaser specifically disclaims any obligation or duty by the Sellers, or Company to make any disclosures of fact not required to be disclosed pursuant to the specific representation and warranties set forth in this Agreement and Purchaser is acquiring the Company subject only to the specific representation and warranties set forth in Article II and Article III of this Agreement as further limited by the specifically bargained for exclusive remedies set forth in Section 5.10, Article VII and Section 9.14 of this Agreement.
ARTICLE V
COVENANTS

Section 5.1    Best Efforts; Notices and Consents    .
(a)    Each of the Parties shall (and the Seller Parties shall cause the Company's Subsidiaries to) use its best efforts to take all action required of it and to do all things necessary, proper or advisable on its part in order to consummate and make effective the transactions contemplated by this Agreement and each of the Transaction Documents (including satisfaction, but not waiver, of the conditions set forth in ARTICLE VI).
(b)    Each of the Parties shall (and the Seller Parties shall cause the Company's Subsidiaries or their respective officers, directors and Affiliates to) give any notices to, make any filings with, and use their commercially reasonable efforts to obtain any Consents which are required to be given, made or obtained by it in connection with consummation of the transactions contemplated by this Agreement. Within five (5) Business Days of the date hereof, each of the Parties shall file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, shall request a waiver from the applicable waiting period and shall make any further filings pursuant thereto that may be necessary, proper or advisable in connection therewith. Purchaser shall keep the Representative fully apprised of its actions with respect to all filings and submissions and shall promptly provide the Representative with copies of such filings and submissions, as well as any responses or notices with respect thereto. Each of the Parties shall furnish to the other such necessary information and reasonable assistance as the other(s) may request in connection with its preparation of necessary filings or submissions under the Hart-Scott-Rodino Act. For avoidance of doubt, Purchaser shall not be obligated to sell, divest or dispose of any of its assets, properties or businesses or of the assets, properties or businesses to be acquired by it pursuant to this Agreement in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding. Each Party shall give notice to the other Party with respect to any meeting, discussion, appearance or contact with any Governmental Body or the staff or regulators of any Governmental Body. Each of the Parties shall bear its own costs and expenses in preparing such filings and submissions; provided, however, that Purchaser shall pay the filing fees in connection therewith.
(c)    Sellers shall use commercially reasonable efforts to obtain an estoppel certificate, in form and substance reasonably acceptable to Purchaser, from each landlord under a Real Property Lease, and from each tenant requested by Purchaser under an Owned Real Property Lease.
(d)    From the date hereof until the Closing, the Representative shall promptly notify Purchaser in writing of:
(i)    any fact, circumstance, event or action Known to Sellers, the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Sellers hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 6.1 to be satisfied;

(ii)    any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
(iii)    any notice or other communication from any Governmental Body in connection with the transactions contemplated by this Agreement; and
(iv)    any Legal Proceedings commenced or, to Sellers’ Knowledge, threatened against, relating to or involving or otherwise affecting Sellers or the Company or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.15 or that relates to the consummation of the transactions contemplated by this Agreement.
Purchaser’s receipt of information pursuant to this Section 5.1(d) shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Sellers in this Agreement (including Section 7.1 and Section 8.1(b)) and shall not be deemed to amend or supplement the Disclosure Schedule.
Section 5.2    Access to Information; Financial Statements    .
(a)    From the date hereof until the earlier of the Closing or the date this Agreement is terminated pursuant to its terms, the Seller Parties shall (and shall cause the Company's Subsidiaries to) (i) afford the Purchaser and its employees, agents, accountants and legal and financial advisors (collectively, the “Purchaser’s Agents”) with access, during normal business hours, to the offices, plants, warehouses, properties, Books and Records relating to the Business, and (ii) furnish to the Purchaser’s Agents such additional financial and operating data and other information regarding the operations of the Company and its Subsidiaries as the Purchaser may from time to time request. The Seller Parties shall (and shall cause the Company's Subsidiaries to) facilitate the Purchaser’s contact and communication with the employees and personnel of the Company and its Subsidiaries, customers, suppliers, vendors and distributors of the Business, all as requested upon reasonable notice by the Purchaser to the Sellers and during normal business hours after the date hereof. The Seller Parties shall (and shall cause the Company's Subsidiaries to) direct the employees and personnel of the Company and its Subsidiaries to cooperate with the Purchaser in connection with the foregoing.
(b)    From the date hereof until the earlier of the Closing or the date this Agreement is terminated pursuant to its terms, the Representative shall, as soon as practicable and in any event within fifteen (15) days after the end of each fiscal month of the Company, deliver to Purchaser the internally prepared consolidated financial statements of the Company and its Subsidiaries as of the end of such fiscal month, for such fiscal month and for the period from the beginning of the then-current fiscal year to the end of such fiscal month.
Section 5.3    Operation of Business    . Except as set forth on Schedule 5.3, as contemplated by this Agreement, during the period from the date of this Agreement to the earlier of the Closing and the date this Agreement is terminated pursuant to its terms, the Company shall (and the Seller Parties shall cause each of the Company's Subsidiaries to) conduct its operations in the ordinary course of business consistent with past practice and in compliance with all applicable Laws, to the extent consistent therewith, use its commercially reasonable efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with Governmental Bodies, customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing and except as set forth on Schedule 5.3, prior to the Closing, the Company shall not (and the Seller Parties shall cause the Company's Subsidiaries not to), without the written consent of the Purchaser, take any of the following actions:
(a)    declare or pay any dividends or distributions on or in respect of any of the capital stock or other securities of the Company or any of its Subsidiaries (except for dividends or distributions paid by the Company's wholly-owned Subsidiaries to the Company or any dividends or distributions paid to Sellers to cover their income Tax obligations), or redeem, purchase or acquire any capital stock or other securities of the Company or any of its Subsidiaries or make any other payment to or on behalf of any shareholder or other equity holder of the Company, any of its Subsidiaries or any Affiliate thereof (except with respect to JV Buyouts);
(b)    make any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or pay or agree or orally promise to pay, conditionally or otherwise, any bonus, incentive, retention or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any director, officer, employee, distributor or agent of the Company or any of its Subsidiaries, other than increases in the ordinary course of business consistent with past practice in the base wages or salaries of employees of the Company or any of its Subsidiaries;
(c)    enter into, modify, amend or breach any employment, deferred compensation, severance or similar contract;
(d)    change any of its accounting or Tax reporting principles, methods or policies, settle any Tax controversy, amend any Tax Return, or make, revoke or terminate any Tax election by or with respect to the Company or any of its Subsidiaries;
(e)    except for the transactions contemplated by this Agreement, enter into or amend any other transaction or Contract other than in the ordinary course of business consistent with past practice;
(f)    hire any employees or engage any independent contractors other than in the ordinary course of business consistent with, and at a level consistent with, past practice;
(g)    except for the entry into, modification, or amendment of this Agreement or the Transaction Documents, enter into, modify, amend or breach any Material Contract;
(h)    make any loans, advances or capital contributions to, or investments in, any Person;

(i)    mortgage, pledge or subject to any Lien any of its assets, or acquire any assets or sell, assign, transfer, convey, lease or otherwise dispose of any assets of the Company or any of its Subsidiaries except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the ordinary course of business consistent with past practice;
(j)    cancel or compromise any debt or claim or amend, cancel, terminate, relinquish, waive or release any Contract or right except in the ordinary course of business consistent with past practice and which, in the aggregate, are not material to the Company or any of its Subsidiaries;
(k)    except for the entry into, modification, or amendment of this Agreement or the Transaction Documents, enter into, modify or amend any Contract or transaction with any of its Affiliates or pay any fees, expenses or other amounts to any Affiliate of the Company or any of its Subsidiaries;
(l)    make or commit to make any capital expenditures or capital additions or improvements (i) in excess of $50,000 individually or $100,000 in the aggregate or (ii) outside the ordinary course of business consistent with past practices;
(m)    enter into any prepaid services transactions with any of its customers or otherwise accelerate revenue recognition or the sales of its services for periods prior to the Closing;
(n)    amend any of its Governing Documents;
(o)    adopt any plan of merger, consolidation, reorganization, liquidation or dissolution or file a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law or other agreement with respect to the sale of its assets, securities or Business;
(p)    issue any equity or debt securities or any security exercisable or exchangeable for or convertible into equity securities of the Company or any of its Subsidiaries, or incur any Indebtedness or other Liabilities (other than in the ordinary course of business consistent with past practices);
(q)    (i) discharge, repay, amend, modify, make payment on, cancel or compromise any Indebtedness, or discharge or satisfy any Lien, or (ii) engage in any transaction or provide any consideration relating to the release, modification or diminution of any guarantee, bond, surety or other obligation of any Seller or any Affiliate thereof;
(r)    take any action or omit to take any action that is reasonably likely to result in any of the conditions set forth in ARTICLE VI not being satisfied; or
(s)    enter into any contracts or commitments to do or perform in the future any actions referred to in this Section 5.3.
Section 5.4    Further Assurances; Litigation Support    .

(a)    If any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request; provided, however, that the Purchaser shall not be required to incur any out-of-pocket expense in connection therewith if it may be entitled to indemnity in connection therewith. The Seller Parties shall (and shall cause the Company's Subsidiaries to) cooperate with the Purchaser to encourage each lessor, licensor, customer, supplier, or other business associate of the Company and its Subsidiaries to maintain the same business relationships with the Company and its Subsidiaries after the Closing as it maintained with the Company and its Subsidiaries prior to the Closing, at the Purchaser’s sole cost and expense.
(b)    Following the Closing, in the event and for so long as Purchaser actively is involved in, contesting or defending against any Legal Proceeding in connection with any fact, situation, circumstances, status, condition, activity, practice, plan, occurrence, event, incident, action, Tax matter, failure to act, or transaction involving the Company or any of its Subsidiaries, each Seller shall cooperate reasonably with Purchaser and Purchaser’s counsel in such involvement, contest or defense, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with such contest or defense, all at the sole reasonable cost and expense of Purchaser (unless Purchaser is entitled to indemnification therefor hereunder).
Section 5.5    Names and Logos    . From and after the Closing, the Sellers will not, and will cause their respective Affiliates not to, use any names or logos incorporating or similar to the Business Names or any derivatives thereof or any other trade name used in the Business.
Section 5.6    Mail; Payments; Receivables    . From and after the Closing, each Seller agrees to refer to Purchaser all customer, supplier, employee or other inquiries or correspondence relating to the Company or any of its Subsidiaries and the conduct of the Business after the Closing Date. From and after the Closing, each Seller further agrees to remit to Purchaser all payments and invoices received by it or its Affiliates that relate to the Company or any of its Subsidiaries (including accounts receivable) or the conduct of the Business after the Closing Date within five (5) Business Days after its receipt thereof.
Section 5.7    Public Announcements; Confidentiality    .
(a)    Except with respect to Section 5.2(a), unless otherwise required by applicable Law (including regulations promulgated by the Securities and Exchange Commission), no Party shall, and each Party shall cause its Affiliates, agents, representatives and professionals not to, and, prior to the Closing, the Seller Parties shall cause the Company's Subsidiaries not to, make any disclosure or public announcements in respect of this Agreement or the transactions contemplated hereby (including, but not limited to, price and terms) or otherwise communicate with any news media without the prior written consent of the other Parties.
(b)    From and after the Closing, the Sellers shall, and shall cause their respective Affiliates to, hold, and shall use its best efforts to cause its or their respective representatives to hold, in confidence (and not disclose or provide access to any other Person) any and all information, whether written or oral, concerning the Company, its Subsidiaries and the Business, except to the extent that such Seller can show that such information (a) is generally available to and known by the public through no fault of any Seller or any of their respective Affiliates or representatives; or (b) is lawfully acquired by such Seller or any of its Affiliates or representatives from and after the Closing from sources unrelated to the Purchaser, the Company, its Subsidiaries or any Seller which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If any Seller or any of their respective Affiliates or representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Sellers shall promptly notify the Purchaser in writing and shall disclose only that portion of such information which Sellers are advised by their counsel in writing is legally required to be disclosed, provided that each Seller shall use best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.
Section 5.8    Tax Covenants    .
(a)    If Purchaser, in its sole discretion, determines that it wishes the Parties to make the election provided for by Section 338(h)(10) of the Code and Treasury Regulation Section 1.338(h)(10)-1 with respect to the purchase of the Purchased Shares (and with respect to any Subsidiaries as determined by the Purchaser) and any comparable election under state or local Tax Law (the “Elections”), Sellers, Purchaser, the Company, and each Subsidiary eligible to make the Elections agree, upon delivery by Purchaser to Sellers of a written notice to that effect (an “Election Notice”), to (i) join in making the Elections, (ii) provide to the others the necessary information to permit the Elections to be made, (iii) as promptly as practicable following the Closing Date or such date as Purchaser delivers the Election Notice, take all actions necessary and appropriate (including filing such Tax Returns, forms, elections, schedules and other documents as may be required to effect and preserve timely Elections in accordance with the provisions of Section 1.338(h)(10)-1 of the Treasury Regulations (or any comparable provisions of state or local Tax Law)) to effect and preserve timely Elections, (iv) report the sale and purchase of the Purchased Shares as a “qualified stock purchase” for federal, state, and local income Tax purposes, (v) report the sale and purchase of the Purchased Shares consistent with such Elections, and (vi) take no position to the contrary thereto in any Tax Return, any action, claim or proceeding before any taxing authority, Governmental Body or otherwise. Upon issuance of an Election Notice, Purchaser shall mail the executed Form 8023 and other applicable forms to the applicable taxing authorities.
(b)    If Purchaser, in its sole discretion, delivers an Election Notice, Purchaser, Sellers, the Company and each Subsidiary eligible to make the Elections agree (i)  that IRS Form 8883 (“Form 8883”) shall be completed and (ii) to file all Tax Returns relating to the Company and each Subsidiary, including Form 8883, consistent with the Section 338(h)(10) Allocation Statement.
(c)    Not later than the ninetieth (90th) day following the date on which Purchaser delivers an Election Notice, Purchaser shall prepare and deliver to Sellers a statement (the “Section 338(h)(10) Allocation Statement”) allocating the aggregate deemed sales price (as such term is defined in Treasury Regulations Section 1.338-4) of the assets of the Company and its Subsidiaries in accordance with the Treasury Regulations promulgated under Section 338(h)(10) of the Code.
(d)    The Section 338(h)(10) Allocation Statement and the allocations therein shall become final and binding upon Purchaser and Sellers on the thirtieth (30th) day following Purchaser’s delivery thereof to Sellers unless Sellers give written notice to Purchaser prior to such date of Sellers’ reasonable objection to the allocation of one or more items reflected in the Section 338(h)(10) Allocation Statement (the “Allocation Objection Notice”). The Allocation Objection Notice shall specify in reasonable detail why any item reflected in the Section 338(h)(10) Allocation Statement is reasonably objectionable and includes all supporting schedules, analyses, working papers and other documentation. If an Allocation Objection Notice complying with the preceding sentence is given by Sellers in a timely manner, then the Section 338(h)(10) Allocation Statement (as revised in accordance with this Section 5.8(d)) shall become final, binding and non-appealable upon the earlier of (i) the date on which Purchaser and Sellers resolve in writing any disputes with respect to the matters specified in the Allocation Objection Notice, or (ii) the date on which any such disputes are finally resolved in writing by the Neutral Accountant. During the 30-day period following the delivery of an Allocation Objection Notice in compliance with this paragraph, Purchaser and Sellers shall seek in good faith to resolve any disputes with respect to the matters specified in the Allocation Objection Notice. If, at the end of such 30-day period, Purchaser and Sellers have not resolved such disputes, Purchaser and Sellers shall submit to the Neutral Accountant for review and resolution of any and all matters that remain in dispute. Purchaser and Sellers shall use their respective good faith efforts to cause the Neutral Accountant to render a decision resolving the matters in dispute within sixty (60) days following the submission of such matters to the Neutral Accountant. The Neutral Accountant shall (A) allow Purchaser and Sellers to submit written presentations and supporting evidence regarding their respective positions, copies of which shall be delivered to the other Party, (B) upon the request of either Purchaser or Sellers, schedule and conduct a hearing wherein each Party may present its positions and address appropriate questions from the Neutral Accountant or the other Party regarding any issue to be addressed by the Neutral Accountant, (C) include reasons for each relevant determination in its written statement, (D) review only, and base the resolution of the allocations in dispute solely on, the submissions by Purchaser and Sellers and (E) not perform an independent review or audit of financial information, unless so requested in writing by Purchaser and Sellers. The Neutral Accountant shall address only the allocations in dispute, any allocation directly impacted thereto and any adjustment required by Law resulting from the resolution of the disputed allocations, and any resolution of a disputed allocation by the Neutral Accountant shall not be outside the range for such allocation created by the submissions of Purchaser and Sellers. The Neutral Accountant’s determination shall be set forth in a written statement delivered to the Parties and shall be final, binding and non-appealable. All fees and expenses of the Neutral Accountant shall be borne by Purchaser and Sellers in inverse proportion as each may prevail on the value of (and not the quantity of) matters resolved by the Neutral Accountant, which inverse proportionate allocations shall also be determined by the Neutral Accountant at the time the determination of the Neutral Accountant is rendered on the merits of the matters submitted.
(e)    For purposes of complying with the terms set forth in Sections 5.8(a) – (d), each Party shall cooperate with and make available to the other Party and its employees, agents, actuaries and representatives all information, records, data and working papers and, upon reasonable notice and subject to the applicable Party’s reasonable safety and security policies and procedures, shall permit access to its facilities, employees, agents, actuaries and representatives, in each case as may be reasonably requested in connection with the preparation and analysis of the Section 338(h)(10) Allocation Statement and the resolution of any disputes with respect thereto.

(f)    If Purchaser delivers a Section 338(h)(10) Election Notice, Purchaser and Sellers agree to act in accordance with the Section 338(h)(10) Allocation Statement (as finally determined in accordance with Section 5.8(d)) in the preparation, filing and audit of any Tax Return.
(g)    Purchaser, on the one hand, and Sellers, on the other, agree, for all Tax purposes, to report the transactions effected pursuant to the Transaction Documents in a manner consistent with the terms of this Agreement and none of them shall take a position on any Tax return, before any Tax authority or in any judicial proceeding that is, in any manner, inconsistent with such treatment without the consent of the others or unless specifically required pursuant to a determination by an applicable Tax authority. The Parties shall promptly advise one another of the existence of any Tax audit, controversy or litigation related to the Tax treatment of the transactions effected pursuant to the Transaction Documents.
(h)    Notwithstanding anything to the contrary set forth herein, any Tax (including, without limitation, sales Tax, use Tax, income Tax, or documentary stamp Tax) attributable to the sale or transfer of the Shares, the Elections, or any other transaction contemplated in the Transaction Documents shall be paid by Sellers.
(i)    Tax Return Filings; Tax Payment; Cooperation.
i.The Representative shall prepare or cause to be prepared, on a basis consistent with past practice (unless otherwise required by applicable Law), any Tax Return of the Companies and its Subsidiaries, as applicable, for any Pre-Closing Tax Period (other than any Straddle Period or portion thereof) required to be filed before, on, or after the Closing Date. At least ten (10) Business Days prior to the due date (taking into account any applicable extensions) for the filing of any such Tax Return, the Representative shall provide Purchaser with a substantially final draft of such Tax Return (and such additional information as may be reasonably requested by Purchaser) for Purchaser’s review and comment. The Seller Parties shall accept all reasonable comments provided by Purchaser and incorporate such comments into such Tax Returns. Purchaser shall cause the Company and each of its Subsidiaries, as applicable, to timely file any such Tax Returns so prepared pursuant to this Section.
ii.Purchaser shall cause the Company and each of its Subsidiaries to prepare or cause to be prepared, on a basis consistent with past practice (unless otherwise required by applicable Law), any Tax Return of the Companies and its Subsidiaries, as applicable, for any Straddle Period.
iii.The Sellers shall be responsible for the payment of all Taxes of the Companies and its Subsidiaries attributable to any Pre-Closing Tax Period (which shall include, without limitation, all Taxes pursuant to Sections 1374 and 1375 of the Code and pursuant to Section 23802(b)(1) of the California Revenue and Taxation Code (“Cal. Rev. Cd.”), including the pre-Closing portion of any Straddle Period, which shall be apportioned as provided in Section 7.1(c) (collectively, “Pre-Closing Taxes”). At least ten (10) days prior to the payment date of any Pre-Closing Taxes that are payable on or after the Closing Date, the Sellers shall pay to the applicable Company the amount of such Pre-Closing Taxes in readily accessible funds.

iv.Each of the Parties shall cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of Tax Returns pursuant to this Section.
(j)    The Parties agree that with respect to any interests in any entities classified as partnerships for federal tax purposes that are owned (directly or indirectly) by the Company on the Closing Date, the Company shall cause such entities to make elections under Code Section 754 with respect to the acquisitions contemplated hereby, and the Company shall cause such entities to close their books as of (a) the end of the Closing Date, if a Section 338(h)(10) election is made with respect to the Company, or (b) as of the end of the day prior to the Closing Date, if a Section 338(h)(10) election is not made with respect to the Company, and in a manner such that all such partnership items arising on or prior to the Closing Date are allocated to Pre-Closing Tax Periods.
(k)    The Sellers and the Company shall use commercially reasonable efforts to enable Purchaser, the Company and its Subsidiaries full use of the “California Competes Tax Credits” after the Closing, provided, however, any actions taken by the Company in connection therewith shall be at Purchaser’s sole cost and expense so long as such actions are requested or approved by Purchaser’s prior written consent.
Section 5.9    Exclusive Dealing    . During the period from the date hereof through the Closing Date or the earlier termination of this Agreement, the Seller Parties shall not (and shall cause the Company's Subsidiaries not to), directly or indirectly, and shall cause their respective officers, directors, employees, agents, consultants, representatives, advisors and Affiliates to not, directly or indirectly:
(a)    solicit, facilitate or encourage the initiation of any inquiry, proposal or offer from any Person (other than the Purchaser or its Affiliates) relating to a possible Acquisition Transaction;
(b)    participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than the Purchaser or its Affiliates) relating to or in connection with a possible Acquisition Transaction; or
(c)    accept any proposal or offer from any Person (other than the Purchaser or its Affiliates) relating to a possible Acquisition Transaction.
The Sellers and the Company further agree that they shall, prior to the earlier of the Closing or the termination of this Agreement in accordance with its terms, promptly (and in no event later than 24 hours after receipt thereof) notify the Purchaser orally and in writing of any inquiry, proposal or offer relating to a possible Acquisition Transaction, including the identity of the Person making or submitting such inquiry, proposal or offer, and the terms thereof (including a copy of any written inquiry, proposal or offer) that is received by the Company, any of its Subsidiaries or any Seller or any representative thereof from the date of this Agreement through the Closing Date.

Section 5.10    Non-Competition; Non-Solicitation    .
(a)    Each Seller acknowledges that he, she or it is familiar with the trade secrets and other confidential information of the Company and its Subsidiaries and the Business. Therefore, and in further consideration of the compensation to be paid to Sellers hereunder, each Seller agrees to the covenants set forth in this Section 5.10 and acknowledges that Purchaser would not have entered into this Agreement but for Sellers’ agreement to the restrictions set forth in this Section 5.10.
(b)    In consideration of the benefits of this Agreement to each Seller and where goodwill is part of such consideration, and in order to induce Purchaser to enter into this Agreement and for Purchaser to acquire the Purchased Shares, each Seller agrees that for a period of five (5) years from and after the Closing Date, no Seller shall, and shall cause its Affiliates not to, directly or indirectly, own, operate, lease, manage, control, engage in, invest in, lend to, own any debt or equity security of, permit his, her or its name to be used by, act as consultant or advisor to, render services for (alone or in association with any person, firm, corporate or other business organization) or otherwise assist in any manner any Person with, as an employee, employer, consultant, agent, investor, principal, member, partner, stockholder, manager, officer or director, or in any other individual or representative capacity, any business that is engaged in or competitive with the Business, in each case, anywhere in the United States of America or Mexico (except as a passive owner of less than two percent (2%) of the outstanding stock of any publicly-traded corporation).
(c)    For a period of five (5) years from and after the Closing Date, each Seller shall not, and shall cause their Affiliates not to, directly or indirectly: (i) solicit, induce or attempt to induce any Person who is or was within the prior two (2) years an employee or consultant of the Company, any of its Subsidiaries or Purchaser (collectively, the “Company Parties”) to leave the employ of, or engagement with, any of the Company Parties, or in any way interfere with the relationship between any of the Company Parties and any employee or consultant thereof, (ii) hire or engage any Person who is or was within the prior two (2) years an employee or consultant of any of the Company Parties, or (iii) solicit, induce or attempt to induce any Person who is or was within the prior two (2) years a customer, supplier, grower, harvester, warehouser, licensee, licensor, franchisee or other business relation of any of the Company Parties to cease doing business with any of the Company Parties, or in any way interfere with the relationship between any such customer, supplier, grower, harvester, warehouser, licensee, licensor, franchisee or business relation and any of the Company Parties. No Seller shall ever make or publish any statement or communication which is disparaging to the business or business reputation of any of the Company Parties, or any of their respective shareholders, members, managers, officers, directors, employees, agents or Affiliates.
(d)    The Parties hereto acknowledge and agree that Purchaser and each of its Affiliates, successors and assigns would suffer irreparable harm from a breach of this Section 5.10 by any Seller and that money damages would not be an adequate remedy for any such breach. Therefore, in the event of a breach or threatened breach of this Section 5.10, Purchaser and each of its Affiliates or their respective successors and assigns, in addition to other rights and remedies existing in their favor, shall be entitled to specific performance, injunctive and other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security and at the expense of the breaching Seller, including reasonable attorneys’ fees and expenses). The restrictive covenants set forth in this Section 5.10 shall be construed as agreements independent of any other provision in this Agreement, and the existence of any claim or cause of action of any Seller against Purchaser, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by Purchaser of any restrictive covenant contained in this Section 5.10. Purchaser has fully performed all obligations entitling it to the restrictive covenants set forth in this Section 5.10.
(e)    If the final judgment of a court of competent jurisdiction declares any term or provision of this Section 5.10 to be invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified to cover the maximum duration, scope or area permitted by Law. In addition, in the event of an alleged breach or violation by any Seller of this Section 5.10, the five (5) year period described in clauses (b) and (c) above shall be tolled with respect to such Seller until such breach or violation has been duly cured. Each Seller agrees that the restrictions contained in this Section 5.10 are reasonable.
(f)    Purchaser acknowledges that notwithstanding anything to the contrary contained in this Agreement, PPI and Costa & Sons (collectively, the “Costas”) ,and their respective Affiliates (other than Affiliates, if any, that are bound by the terms of this Agreement) shall not be limited either from providing services as a grower or harvester to any Person (other than harvesting whole-leaf lettuce) or from selling any crops grown or harvested by the Costas or any of their Affiliates to any Person, or from otherwise engaging in the growing, investment and ownership activities set forth on Exhibit F to the Membership Interest Purchase Agreement, which is incorporated herein by this reference.
Section 5.11    Resignations    . At the Closing, the Representative shall deliver to Purchaser written resignations, effective as of the Closing Date, of the officers and directors of the Company and its Subsidiaries requested by Purchaser at least one (1) Business Day prior to the Closing.
Section 5.12    Termination of Agreements    . The Seller Parties shall terminate the Existing Shareholders Agreement.
Section 5.13    Tangible Property    . On or prior to the Closing Date, Sellers shall deliver to the Company and its Subsidiaries all tangible property belonging to the Company or its Subsidiaries that is in their possession or under their control.
Section 5.14    Discharge of Affiliate Obligations    . Prior to the Closing, Sellers shall cause all Indebtedness, notes or other obligations of the Company or any of its Subsidiaries to any of Sellers or any of their respective Affiliates to be satisfied or cancelled, and Sellers shall cause all Indebtedness, notes or other obligations of any of Sellers or any of their respective Affiliates to the Company or any of its Subsidiaries (the “Affiliate Obligations”) to be satisfied or cancelled.

Section 5.15    Lease Amendments; Title Policies    . On or prior to the Closing Date, the Sellers cause the Company and each landlord under the real property leases identified in Schedule 5.15 to enter into the Lease Amendments. To the extent that Purchaser, at Purchaser’s sole cost and expense, desires to obtain title insurance policies and any endorsements thereto for the Owned Real Property for which any title commitments have been provided, Sellers agree to deliver to such title company a standard and customary form of owner’s affidavit in form and substance acceptable to Sellers and such title company to cause the standard/general title exceptions to be deleted.
Section 5.16    Employee Benefit Plans    . On or prior to the Closing Date, the Sellers shall cause the Company to:
(a)    formally execute a written plan document for the current plan year incorporating the health and welfare benefits that the Company sponsors (“wrap plan document”);
(b)    file Forms 5500 through the DOL’s Delinquent Filer Voluntary Compliance Program for each year and for each Employee Benefit Plan with respect to which a Form 5500 should have been filed, but was not, as well as to prepare any documents that are necessary to ensure that all Employee Benefit Plans are consistent with the Forms 5500 filed, with the costs, fees (including professional fees), liabilities, penalties and excise taxes, associated with such filing paid by Company; and
(c)    formally execute a written cafeteria plan document (including provisions (or documents) with respect to any health and dependent care flexible spending account benefits that the Company sponsors).
Section 5.17    Product Recall Recovery; Delayed Bonuses    . After the Closing, if the Company’s insurance carriers reimburse the Company for any losses incurred in respect of the Product Recall, within five (5) Business Days of the Company’s receipt thereof the Company shall remit to the Representative (for the benefit of and further distribution to the Sellers) such amounts up to the aggregate amount of losses incurred and paid by the Company prior to the Closing (i) which were not reimbursed prior to the Closing, or (ii) the recovery of which were not factored in to the determination of Net Working Capital hereunder. To the extent that any Delayed Bonuses are not earned by and not paid to the applicable employees of the Company following the Closing, the Company shall pay such amounts to the Representative (for the benefit of and further distribution to the Sellers).
ARTICLE VI
CLOSING CONDITIONS
Section 6.1    Conditions to Obligation of Purchaser    . The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment on or prior to the Closing Date of each of the following conditions, any one or more of which (to the extent permitted by applicable Law) may be waived by Purchaser (provided that no such waiver shall be deemed to have cured any breach of any representation, warranty or covenant made in this Agreement):

(a)    The representations and warranties of the Company and Sellers contained in this Agreement shall be true and correct in all material respects (other than those representations and warranties that are qualified by materiality or Material Adverse Effect or similar qualification, which shall be true and correct in all respects) both as of the date of this Agreement and as of the Closing, other than such representations and warranties that are made as of a specified date, which representations and warranties shall be true and correct as of such date.
(b)    The covenants and agreements contained in this Agreement to be complied with by the Company and Sellers at or before the Closing shall have been complied with in all material respects.
(c)    There shall not have occurred a Company Material Adverse Effect.
(d)    No temporary restraining order, preliminary or permanent injunction, cease and desist Order or other Order issued by any Governmental Body, shall be in effect prohibiting or preventing the transactions contemplated by this Agreement. Any waiting period under the Hart-Scott-Rodino Act shall have expired or been earlier terminated.
(e)    Purchaser shall have agreed to the Representative’s determination and calculation of the Estimated Net Working Capital pursuant to Section 1.3(a).
(f)    The Sellers and the Company shall have terminated the Existing Shareholders Agreement.
(g)    The Company and its Subsidiaries shall have repaid all Indebtedness for Borrowed Money (including prepayment penalties, fees and similar amounts payable in connection with the repayment thereof) and the Representative shall have delivered evidence satisfactory to Purchaser thereof, or the Representative shall have delivered to Purchaser payoff letters (the “Payoff Letters”) in form and substance reasonably satisfactory to Purchaser executed by each Person to which a repayment of Indebtedness for Borrowed Money shall be made at Closing from the Transaction Consideration.
(h)    The Company shall have entered into a growing and harvesting agreement with the Costas substantially in the form attached hereto as Exhibit C.
(i)    The Company shall have consummated the JV Buyouts.
(j)    The Company shall have entered into a binding purchase agreement (in form and substance satisfactory to Purchaser) with the Mechanics Bank, sole successor Trustee of Edie Westphal Herold Trust, to acquire the property with APN 223-061-006, located in Gonzales, California (the “Additional Gonzales Property”).
(k)    The Representative shall have delivered the following to Purchaser:
(i)    a certificate, dated as of the Closing Date, executed by an authorized officer of the Company to the effect that the conditions set forth in Section 6.1(a), Section 6.1(b), Section 6.1(c) and Section 6.1(d) have been satisfied;

(ii)    stock certificates representing the Purchased Shares, free and clear of all Liens (other than any restrictions under the Securities Act and Blue Sky Laws), each duly endorsed in blank or with duly executed stock powers attached, with all required stock transfer tax stamps affixed thereto;
(iii)    a certificate of the secretary of the Company and each Seller which is an entity certifying to (A) the Articles of Incorporation, as amended (or similar incorporation or formation documents), of such entity, certified by the Secretary of State of the jurisdiction in which each such entity is incorporated or organized, as of a recent date, and stating that no amendments have been made to such certificate of incorporation (or similar incorporation or formation documents) since such date, (B) all other Governing Documents of such entity, (C) the adoption of resolutions by such entity approving the transactions contemplated by the Transaction Documents, and (D) the incumbency of the officers signing the Transaction Documents on behalf of such entity (together with their specimen signatures);
(iv)    a copy of (A) the Articles of Incorporation, as amended (or similar incorporation or formation documents), of each of the Company’s Subsidiaries, certified by the Secretary of State of the jurisdiction in which each such entity is incorporated or organized, as of a recent date, and accompanied by a certificate of the Secretary of such entity, dated as of the Closing Date, stating that no amendments have been made to such certificate of incorporation (or similar incorporation or formation documents) since such date and (B) all other Governing Documents of each of the Company’s Subsidiaries, certified by the Secretary of each such entity;
(v)    a nonforeign affidavit described in Section 1445(b)(2) of the Code from each Seller in form and substance reasonably satisfactory to Purchaser;
(vi)    a good standing certificate, as of a recent date, for the Company and each of its Subsidiaries certified by the Secretary of State of (A) the state of organization of such entity, and (B) each other jurisdiction in which such entity is qualified to do business as a foreign entity;
(vii)    all Consents set forth in Schedule 6.1(k)(vii);
(viii)    evidence satisfactory to Purchaser of the release of all Liens (except for Permitted Liens) on any assets of the Company or any of its Subsidiaries or the Shares;
(ix)    evidence reasonably satisfactory to Purchaser of satisfaction or cancellation of any Indebtedness, notes or other obligations of the Company or any of its Subsidiaries to any of Sellers or any of their respective Affiliates, and any Indebtedness, notes or other obligations of any of Sellers or any of their respective Affiliates to the Company or any of its Subsidiaries;

(x)    evidence of the full and final release without obligation to the company, its Subsidiaries or their directors, officers, managers, employees and agents, with respect to the Class Action Lawsuit;
(xi)    evidence of the full and final release without obligation to the company, its Subsidiaries or their directors, officers, managers, employees and agents, with respect to the Pending Legal Proceeding;
(xii)    the SPA Escrow Agreement, duly executed and delivered by the Representative and the Escrow Agent;
(xiii)    the General Release, duly executed and delivered by each Seller;
(xiv)    the Company shall have consummated the JV Buyouts;
(xv)    a valid IRS Form 8023 executed by the Company and each Subsidiary eligible to make the Elections providing for an election under Section 338(h)(10) of the Code, which IRS Form 8023 will be filed by Purchaser if, in its sole discretion, it determines that it wishes the parties to make the Elections;
(xvi)    resignations of the directors and officers of the Company and its Subsidiaries pursuant to Section 5.11; and
(xvii)    such other documents, instruments or certificates as shall be reasonably requested by Purchaser or its counsel.
Section 6.2    Conditions to Obligation of Sellers    . The obligation of Sellers to consummate the transactions contemplated by this Agreement is subject to the fulfillment on or prior to the Closing Date of each of the following conditions, any one or more of which (to the extent permitted by applicable Law) may be waived by the Representative (provided that no such waiver shall be deemed to have cured any breach of any representation, warranty or covenant made in this Agreement):
(a)    The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects (other than those representations and warranties that are qualified by materiality or Material Adverse Effect or similar qualification, which shall be true and correct in all respects) both as of the date of this Agreement and as of the Closing, other than such representations and warranties that are made as of a specified date, which representations and warranties shall be true and correct as of such date. The covenants and agreements contained in this Agreement to be complied with by Purchaser at or before the Closing shall have been complied with in all material respects.
(b)    No temporary restraining order, preliminary or permanent injunction, cease and desist Order or other order issued by any Governmental Body shall be in effect prohibiting or preventing the transactions contemplated by this Agreement. Any waiting period under the Hart-Scott-Rodino Act shall have expired or been earlier terminated.

(c)    Purchaser shall have delivered the following to the Representative:
(i)    the Closing Note/Cash Consideration, duly executed and delivered by Purchaser;
(ii)    a certificate, dated as of the Closing Date, executed by a duly authorized officer of Purchaser to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied;
(iii)    a certificate of the secretary of Purchaser certifying to (A) Purchaser’s Governing Documents, (B) the adoption of resolutions of Purchaser approving the transactions contemplated by the Transaction Documents, and (C) the incumbency of the officers signing the Transaction Documents on behalf of Purchaser (together with their specimen signatures);
(iv)    a good standing certificate, as of a recent date, for Purchaser certified by the Secretary of State of the state of its organization;
(v)    the SPA Escrow Agreement, duly executed and delivered by Purchaser;
(vi)    the Put Option Escrow Agreement, substantially in the form attached hereto as Exhibit B, duly executed and delivered by Purchaser;
(vii)    such other documents, instruments or certificates as shall be reasonably requested by Seller or its counsel.
ARTICLE VII
INDEMNIFICATION
Section 7.1    Indemnity Obligations of Seller Parties.
Subject to the limitations set forth herein, each Seller, jointly and severally (except with respect to ARTICLE II and Section 5.10 (Non-competition; Non-solicitation), which shall be severally, but not jointly), covenants and agrees to defend, indemnify and hold harmless Purchaser, and its Affiliates (including, after the Closing, the Company and its Subsidiaries) and the respective equity holders, officers, directors, managers, employees, agents, advisers and representatives of the foregoing (the “Purchaser Indemnitees”), from and against, and to pay or reimburse Purchaser Indemnitees for, any and all claims, Liabilities, losses, fines, costs, diminution in value, proceedings or damages (whether absolute, accrued, conditional, incidental, consequential, punitive or otherwise and whether or not resulting from third party claims), including all reasonable fees and disbursements of counsel incurred in the investigation or defense of any of the same or in asserting any of their respective rights hereunder (“Losses”), based on, resulting from, arising out of or relating to:
(a)    any misrepresentation or breach of any warranty of any Seller or the Company contained in this Agreement or in any certificate or agreement delivered in connection herewith, it being understood that, in determining the existence of, and amount of any Losses in connection with a claim under this Section 7.1(a), all representations and warranties shall be read without regard and without giving effect to any materiality or Material Adverse Effect or similar qualification contained therein (as if such qualification were deleted from such representation or warranty);
(b)    any failure of any Seller, the Company or the Representative to perform any covenant or agreement made or contained in this Agreement, or fulfill any obligation in respect thereof;
(c)    any Taxes of the Company or any of its Subsidiaries with respect to any tax year or portion thereof ending on or before the Closing Date (or for any tax year beginning before and ending after the Closing Date to the extent allocable to the portion of the period beginning before and ending on the Closing Date), including any Taxes resulting from the transactions contemplated in this Agreement or any of the Transaction Documents (including, without limitation, Taxes pursuant to Sections 1374 and 1375 of the Code and similar state Law and pursuant to Cal. Rev. Cd. Section 23802(b)(1)) as well as any Taxes payable to Mexican tax authorities. For the purpose of appropriately apportioning any Taxes relating to a Straddle Period, such apportionment shall be made assuming that the Company and each Subsidiary had a taxable year that ended at the end of the Closing Date. In the case of property Taxes and similar Taxes which apply ratably to a Straddle Period, the amount of Taxes allocable to the portion of the period ending on the Closing Date shall equal the Tax for the period multiplied by a fraction, the numerator of which shall be the number of days in the Straddle Period up to and including the Closing Date, and the denominator of which shall be the total number of days in the Straddle Period. For the avoidance of doubt, all Taxes of the Company and its Subsidiaries under Section 1374 and 1375 of the Code and under Cal. Rev. Cd. Section 23802(b)(1) shall be apportioned to Pre-Closing Tax Periods and shall be included as Pre-Closing Taxes.
(d)    Taxes imposed on the Company or any Subsidiary pursuant to any obligation to contribute to the payment of a Tax determined on a consolidated, combined or unitary or other group basis with respect to a group of corporations that includes or included the Company or any Subsidiary at any time on or before the Closing Date, including, without limitation, any such obligation arising under Treasury Regulations Section 1.1502-6 or similar provision of state, local or foreign law;
(e)    the Product Recall;
(f)    any Indebtedness;
(g)    any Seller Transaction Expenses or Change of Control Payments;
(h)    any Remaining Gonzales Project Expenditures in excess of Twenty Two Million Dollars ($22,000,000) to the extent not deducted from the Transaction Consideration or the Closing Note/Cash Consideration pursuant to Section 1.1 or Section 1.3 or pursuant to the adjustments set forth in Section 1.5;
(i)    any item set forth on Section 7.1(j) of the Disclosure Schedule (the “Scheduled Indemnities”); and

(j)    any claims or Legal Proceedings related to the items set forth in Sections 7.1(a) to (j).
Section 7.2    Indemnity Obligations of Purchaser    . Purchaser covenants and agrees to defend, indemnify and hold harmless Sellers from and against any and all Losses based on, resulting from, arising out of or relating to:
(a)    any misrepresentation or breach of any warranty of Purchaser contained in this Agreement or in any certificate or agreement delivered in connection herewith, it being understood that, in determining the existence of, and amount of any Losses in connection with a claim under this Section 7.2(a), all representations and warranties shall be read without regard and without giving effect to any materiality or Material Adverse Effect or similar qualification contained therein (as if such qualification were deleted from such representation or warranty);
(b)    any failure of Purchaser to perform any covenant or agreement made or contained in this Agreement, or fulfill any other obligation in respect thereof; and/or
(c)    any claims or Legal Proceedings related to the items set forth in Sections 7.2(a) to (b).
Section 7.3    Indemnification Procedures    .
(a)    Third Party Claims. In the case of any claim asserted by a third party (a “Third Party Claim”) against a party entitled to indemnification under this Agreement (the “Indemnified Party”), notice shall be given by the Indemnified Party to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought. If the Indemnifying Party shall dispute such claim, the Indemnifying Party shall provide written notice of such dispute to the Indemnified Party within fifteen (15) days of the delivery of the notice from the Indemnified Party. If the Indemnifying Party fails to provide written notice of its dispute of the claim to the Indemnified Party within such fifteen (15) day period, the Indemnifying Party shall be deemed to have acknowledged and agreed to pay such claim in full and to have waived any right to dispute such claim. If the Indemnifying Party provides a written notice to the Indemnified Party within fifteen (15) days after its receipt of notice of such claim that it will indemnify and hold the Indemnified Parties harmless from all Losses related to such Third Party Claim, the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of such Third Party Claim, provided, however, that (i) the counsel for the Indemnifying Party who shall conduct the defense of such Third Party Claim shall be subject to the approval of the Indemnified Party, which shall not be unreasonably withheld, (ii) the Indemnified Party may participate in such defense at such Indemnifying Party’s expense, (iii) the failure by any Indemnified Party to give notice of a Third Party Claim to the Indemnifying Party as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that, as a result of such failure to give notice, the defense against such claim is materially impaired, and (iv) the fees and expenses incurred by the Indemnified Party prior to the assumption of a Third Party Claim hereunder by the Indemnifying Party shall be borne by the Indemnifying Party. Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any Third Party Claim, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a general release from any and all liability with respect to such Third Party Claim. Notwithstanding anything herein to the contrary, the Indemnifying Party shall not be entitled to assume control of the defense against a Third Party Claim if (1) the claim for indemnification relates to or arises in connection with any criminal or quasi criminal Legal Proceeding; (2) the claim seeks an injunction, specific performance or any other equitable or non-monetary relief against the Indemnified Party; (3) the Indemnified Party reasonably believes an adverse determination with respect to the Third Party Claim would be materially detrimental to or materially injure the Indemnified Party’s reputation or future business prospects; (4) the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party; or (5) the Indemnifying Party fails to vigorously prosecute or defend such claim.. In any event, the Indemnifying Party and the Indemnified Party shall reasonably cooperate in the defense of any Third Party Claim and the records of each shall be reasonably available to the other with respect to such defense.
(b)    Non-Third Party Claims. With respect to any claim for indemnification hereunder which does not involve a Third Party Claim, the Indemnified Party will give the Indemnifying Party written notice of such claim. The Indemnifying Party may acknowledge and agree by notice to the Indemnified Party in writing to satisfy such claim within fifteen (15) days of receipt of notice of such claim from the Indemnified Party. If the Indemnifying Party shall dispute such claim, the Indemnifying Party shall provide written notice of such dispute to the Indemnified Party within such fifteen (15) day period. If the Indemnifying Party shall fail to provide written notice to the Indemnified Party within fifteen (15) days of receipt of notice from the Indemnified Party that the Indemnifying Party either acknowledges and agrees to pay such claim or disputes such claim, the Indemnifying Party shall be deemed to have acknowledged and agreed to pay such claim in full and to have waived any right to dispute such claim.
Section 7.4    Expiration of Representations and Warranties    . All representations and warranties contained in this Agreement shall survive the Closing until the date which is eighteen (18) months after the Closing Date; provided, however, that (a) the representations and warranties stated in Section 3.8 (Taxes), Section 3.13 (Employee Benefits) and Section 3.17 (Environmental Matters) shall survive the Closing for the period ending on the date that is sixty (60) days after the expiration of the applicable statute of limitations period and (b) the representations and warranties stated in Section 2.1 (Organization), Section 2.2 (Authorization and Enforceability), Section 2.4 (The Shares), Section 2.5 (Brokers Fees), Section 3.1 (Organization and Related Matters), Section 3.3 (Capitalization), Section 3.10(c) (Title), Section 3.25 (Related Party Transactions), Section 3.26 (Brokers Fees), Section 4.1 (Organization), Section 4.2 (Authorization and Enforceability) and Section 4.4 (Brokers Fees) shall survive indefinitely (each of the sections referred to in (a) and (b), a “Transactional Rep”). Notwithstanding the foregoing, all claims (and matters relating thereto) made in writing prior to the expiration of the applicable survival period shall not thereafter be barred by the expiration of such survival period and shall survive until finally resolved. All covenants and agreements shall survive the Closing indefinitely.

Section 7.5    Certain Limitations    . The indemnification provided for in Section 7.1 and Section 7.2 shall be subject to the following limitations:
(a)    Sellers shall not be liable to Purchaser Indemnitees for indemnification under Section 7.1(a) until the aggregate amount of all Losses in respect of indemnification under Section 7.1(a) exceeds One Million Dollars ($1,000,000) (the “Basket”), in which event Sellers shall be required to pay or be liable for all such Losses (as opposed to Losses solely in excess of the amount of the Basket), subject to the other limitations set forth herein. The Purchaser Indemnitees shall not be indemnified pursuant to Section 7.1(a) with respect to any Loss if the aggregate amount of all Losses for which the Purchaser Indemnitees have received indemnification pursuant to Section 7.1(a) has exceeded Twenty-Five Million Dollars ($25,000,000) (the “Cap”).
(b)    Purchaser shall not be liable to Sellers for indemnification under Section 7.2(a) until the aggregate amount of all Losses in respect of indemnification under Section 7.2(a) (not including Section 4.7) exceeds the Basket, in which event Purchaser shall be required to pay or be liable for all such Losses (as opposed to Losses solely in excess of the amount of the Basket), subject to the other limitations set forth herein. Sellers shall not be indemnified pursuant to Section 7.2(a) with respect to any Loss if the aggregate amount of all Losses for which Sellers have received indemnification pursuant to Section 7.2(a) has exceeded the Cap.
(c)    Notwithstanding anything to the contrary set forth herein, the limitations set forth in Section 7.5(a) and Section 7.5(b) shall not limit Liability of any Indemnifying Party for breaches of Transactional Reps, intentional misrepresentation or fraud.
Section 7.6    Indemnification Payments to Purchaser Indemnitees; Right of Set-Off    .
(a)    Any indemnification to which Purchaser Indemnitees are entitled under this ARTICLE VII as a consequence of any Losses they may suffer shall first be made as a payment to Purchaser Indemnitees from the SPA Escrow Amount in accordance with the terms of the SPA Escrow Agreement and, to the extent that the aggregate amount of such payments exceeds the SPA Escrow Amount plus any interest accrued thereon, Sellers, on a joint and several basis (except with respect to Losses arising under breaches of representations and warranties contained in ARTICLE II and Section 5.10 (Non-competition; Non-solicitation), which shall be paid severally, but not jointly), shall pay such difference to the Purchaser Indemnitees in immediately available funds by wire transfer to a bank account to be designated by Purchaser.
(b)    In the event that any Purchaser Indemnitee seeks to recover against any Seller for any Loss, liability or other obligation pursuant to this ARTICLE VII or otherwise in connection with this Agreement, Purchaser or such Purchaser Indemnitee shall have the right to recover such amount by set-off or cancellation against any amount payable by Purchaser to such Seller under Section 1.4 or Section 1.5.
Section 7.7    Treatment of Indemnification Payments; Right of Contribution    . All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Transaction Consideration to the extent permitted by applicable Law. No Seller shall, after the Closing, be entitled to seek or recover by contribution or otherwise any amounts from the Company or any of its Subsidiaries on account of any breach of any representation, warranty, covenant or other agreement contained in this Agreement prior to the Closing.
Section 7.8    Mitigation; Insurance.
(a)    Each Indemnified Party shall use commercially reasonable efforts to mitigate its Losses hereunder; provided, that, any failure to comply with this Section 7.8(a) shall not serve as an absolute bar or otherwise preclude indemnification hereunder, but shall merely reduce the amount of Losses for which an Indemnified Party shall be entitled to receive indemnification hereunder.
(b)    Notwithstanding anything to the contrary contained in this Agreement, the Purchaser Indemnitees shall be under no obligation to pursue collection from any source including, any insurance carrier prior to filing a claim for indemnification hereunder. However, following the Closing Date, any insurance proceeds actually recovered by the Company or its Subsidiaries shall be credited (net of (i) the Purchaser Indemnitees’ reasonable attorneys’ fees and other expenses incurred in connection with such recovery, (ii) any increases in insurance policy premiums related to the underlying claim or Loss and (iii) any Losses incurred by the Purchaser Indemnitees with respect to the underlying claim which were not indemnifiable hereunder (collectively, the “Collection Costs”)) against the corresponding indemnification obligation, if any. In the event any insurance proceeds are recovered by the Company and its Subsidiaries with respect to an indemnification claim that has been previously satisfied pursuant to this ARTICLE VII (a “Satisfied Claim”), the Company shall refund all or a portion of the amount of such Satisfied Claim (up to the amount of insurance proceeds actually recovered by the Company and its Subsidiaries less any Collection Costs) to the Escrow Agent to be held pursuant the terms of the SPA Escrow Agreement; provided, however, that if at the time of such recovery, such refund would have been released to the Representative pursuant to the terms of the SPA Escrow Agreement, such refund shall instead be paid to the Representative (for the benefit of the Sellers).
Section 7.9    Sole Remedy; No Claims Against the Company    . Except for claims based upon fraud, intentional breach or misrepresentation, or as provided in Section 9.15, the indemnification provided for in this ARTICLE VII shall be the sole remedy of the Parties for monetary damages with respect to breaches of this Agreement. No Seller shall, after the Closing, be entitled to seek or recover by contribution or otherwise any amounts from the Company or any of its Subsidiaries on account of any breach of any representation or warranty or covenant or other agreement contained in this Agreement prior to the Closing or otherwise.
ARTICLE VIII
TERMINATION
Section 8.1    Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:
(a)    Purchaser and the Representative may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b)    Purchaser may terminate this Agreement (so long as Purchaser is not in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement) by giving written notice to the Representative at any time prior to the Closing (i) in the event that any Seller or the Company has breached any representation or warranty, covenant or agreement contained in this Agreement, which breach would cause the failure of any condition set forth in Section 6.1 and Purchaser has notified in writing the Representative of the breach, and such breach has continued without cure for a period of twenty (20) days after the notice of breach or (ii) if the Closing shall not have occurred on or before the Termination Date, by reason of the failure of any condition precedent to have occurred; and
(c)    the Representative may terminate this Agreement (so long as none of the Company, the Representative or any Seller is in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement) by giving written notice to Purchaser at any time prior to the Closing (i) in the event Purchaser has breached any representation, warranty, covenant or agreement contained in this Agreement which breach would cause the failure of any condition set forth in Section 6.2 and the Representative has notified Purchaser in writing of the breach, and the breach has continued without cure for a period of twenty (20) days after the notice of breach; or (ii) if the Closing shall not have occurred on or before the Termination Date, by reason of the failure of any condition precedent to have occurred.
Section 8.2    Effect of Termination. If any Party terminates this Agreement pursuant to Section 8.1, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to the other Party except for the liabilities of any Party then in breach, or in the case of fraud. Notwithstanding the foregoing, this Section 8.2, and Section 5.7(a) (Public Announcements; Confidentiality), and Sections 9.2 (Expenses) to 9.18 (Sellers’ Representative) shall survive any termination of this Agreement.
ARTICLE IX
MISCELLANEOUS
Section 9.1    Certain Definitions    . For purposes of this Agreement, the following terms shall have the meanings specified in this Section 9.1:
“Acquisition Transaction” means any transaction involving: (i) the sale, license, disposition or acquisition of all or a substantial portion of the assets of the Company or any of its Subsidiaries; (ii) the issuance, disposition or acquisition of (A) any stock or other equity security of the Company or any of its Subsidiaries, (B) any option, call, warrant or right (whether or not exercisable) to acquire any stock or other equity security of the Company or any of its Subsidiaries, or (C) any security, instrument or obligation that is or may become convertible into or exchangeable for any stock or other equity security of the Company or any of its Subsidiaries; or (iii) any merger, consolidation, share exchange, business combination, reorganization, recapitalization or similar transaction involving the Company or any of its Subsidiaries.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, and in the case of any natural Person shall include all immediate family members of such Person. For purposes of this definition, a Person shall be deemed to control another Person if such first Person and/or any immediate family members of such first Person directly or indirectly owns or holds twenty-five percent (25%) or more of the ownership interests in such other Person.
“Books and Records” means all books and records of the Company and its Subsidiaries, including files, manuals, price lists, mailing lists, distributor lists, customer lists, sales and promotional materials, purchasing materials, documents evidencing intangible rights or obligations, personnel records, accounting records and litigation files (regardless of the media in which stored).
“Business” means the business of the Company and its Subsidiaries as conducted or proposed to be conducted as of the date hereof, including all activities involving or related to the growing, harvesting, packing, co-packing, repacking, storing, warehousing, shipping or selling of fruits, vegetables or food products, but shall not include restaurants, publishing, trade associations, wine or cannabis industries.
“Business Day” means any day of the year on which national banking institutions in the City of New York are open to the public for conducting business and are not required or authorized to close.
“Business Names” means “Mann,” “Mann Packing,” “MPC,” “Garden Valley,” “Sweet & Fresh,” “Fresca y Dulce,” “Arvejas de la Costa,” “California Fresh,” “Fresh Leaf,” or “Priority Cooling.”
“Change of Control Payments” means any and all (i) bonuses or similar payments payable as a result of the transactions contemplated hereby, (ii) investment banking, agent, brokers’ and finders’ and other similar fees payable as a result of the transactions contemplated hereby and (iii) amounts payable to obtain any Consents required to be listed in Section 3.4 of the Disclosure Schedule.
“Class Action Lawsuit” means the wage and hour class action lawsuit (Case No. M116476) filed by Juan Martinez, Maria Coronel and Elvira Moreno Castro against the Company in the Superior Court of California, County of Monterey on February 17, 2012.
“Closure Letter” means a “closure” letter from Starr Surplus Lines Insurance Company relating to the Product Recall, Claim No. GLSSL0444147 that irrevocably confirms Starr Surplus Lines Insurance Company will provide coverage for the Losses incurred by the Company in respect of such claim without any reservation of rights.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Company Material Adverse Effect” means a Material Adverse Effect with respect to the Company or any of its Subsidiaries.
“Consent” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person.

“Contract” means any contract, agreement, indenture, note, bond, loan, mortgage, license, instrument, lease, understanding, commitment or other arrangement, whether written or oral.
“Delayed Bonuses” means Change of Control Payments deducted from the Transaction Consideration or the Closing Note/Cash Consideration pursuant to Section 1.1 or Section 1.3, due to employees of the Company which are conditioned upon such employees continuing to be employed by the Company for a period of time after the Closing, and in the amounts as indicated on Schedule 5.17.
“DOL” means the United States Department of Labor.
“Environmental Law(s)” means any foreign, federal, state or local statute, regulation, ordinance, or rule of common law as now or hereafter in effect in any way or any other legally binding requirement relating to the environment, natural resources or protection of human health and safety including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Emergency Planning and Right-To-Know Act (42 U.S.C. § 11101 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Solid Waste Disposal Act (42 U.S.C. § 6901 et seq.) (including the Resource Conservation and Recovery Act), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300(f) et seq.), the Lead-Based Paint Exposure Reduction Act (42 U.S.C. § 2681 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and all Laws of a similar nature, and the rules and regulations promulgated pursuant thereto, each as amended.
“Escrow Agent” means Bank of America, N.A. or SunTrust Banks, Inc. (or an Affiliate thereof).
“Escrow Claims” means any amounts (i) previously paid from the SPA Escrow Account; (ii) due to be paid to any Purchaser Indemnitee from the SPA Escrow Account pursuant to Section 1.4, Section 1.5 or Article VII hereof and (iii) which are disputed, contested or not otherwise fully resolved in respect of indemnification claims pursuant to Article VII or claims for purchase price adjustments pursuant to Section 1.4 and Section 1.5 by any Purchaser Indemnitee.
“Existing Shareholders Agreement” means (i) that certain Voting and Buy-Sell Agreement, dated as of April 1, 2011, by and among William Ramsey and Gloria Marlene Ramsey, Trustees of the Ramsey Family Revocable Trust, Gerald Scott Sturvist and Rebecca A. Sturvist, Trustees of the 2008 Sturvist Revocable Trust; Jeffrey R. Ramsey, Sr., Trustee of the Jeffrey R. Ramsey, Sr. Revocable Trust dated June 9, 2009; Richard W. Ramsey & Kimberly U. Ramsey, Trustees of the Richard W. Ramsey and Kimberly U. Ramsey Trust; and Carrie M. Fallon, a married woman as her sole and separate property and (ii) that certain Voting and Buy-Sell Agreement, dated as of November 30, 2007, by and among LORRAINE A. KOSTER, individually; DEANNA M. REYNA, individually; GINA M. NUCCI, individually; The Joseph A. Nucci Exemption Trust, Deborah A. Nucci and Barbara A. Parris, Co-Trustees; DEBORAH ANN NUCCI, Trustee of the Sub-Trust Under the Insurance Trust for the Benefit of JOSEPH MATTHEW NUCCI and Trustee of the Sub-Trust Under the 2004 Donald A. Nucci Grantor Retained Annuity Trust U/A/D January 21, 2004

for the Benefit of JOSEPH MATTHEW NUCCI; and DEBORAH ANN NUCCI, Trustee of the Sub-Trust Under the Insurance Trust for the Benefit of MICHAEL ANTHONY NUCCI and Trustee of the Sub-Trust Under the 2004 Donald A. Nucci Grantor Retained Annuity Trust U/A/D January 21, 2004 for the Benefit of MICHAEL ANTHONY NUCCI.
“GAAP” means United States generally accepted accounting principles as in effect from time to time.
“General Indemnity Release Amount” means an amount equal to $23,000,000; provided, that (i) if the Recall Release Trigger shall have the occurred by the General Indemnity Release Date, such amount shall increase by $3,000,000 (less any Escrow Claims in respect of the Product Recall) and (ii) if the Tax Release Trigger shall have occurred by the General Indemnity Release Date, such amount shall increase by $2,000,000 (less any Escrow Claims in respect of any Pre-Closing Taxes).
“General Release” means a General Release substantially in the form of Exhibit D attached hereto.
“Gonzales Project” means the acquisition of the Additional Gonzales Property and the construction of a 120,000 square foot manufacturing facility as more fully described on Exhibit E on (i) approximately sixteen (16) acres located along Katherine Street, Gonzales, California purchased pursuant to an Agreement of Purchase and Sale dated January 31, 2017 between Gonzales Six and the Company and (ii) the Additional Gonzales Property.
“Governing Documents” means, with respect to any particular entity: (i) if a corporation, the articles or certificate of incorporation and the bylaws; (ii) if a general partnership, the partnership agreement and any statement of partnership; (iii) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (iv) if a limited liability company, the articles of organization and operating agreement; (v) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (vi) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and (vii) any amendment or supplement to any of the foregoing.
“Governmental Body” means any national, supranational, foreign, domestic, federal, territorial, state, county or local government or governmental or regulatory authority or body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, tribunal, commission, instrumentality or authority thereof, or any supranational organization or quasi-governmental authority of any nature thereof, or any Person exercising executive, legislative, judicial, regulatory, taxing or administrative functions or pertaining to any of the foregoing, or any court or arbitrator (public or private) or tribunal of competent jurisdiction.
“Hart-Scott-Rodino Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hazardous Material(s)” means any substance, material or waste which is regulated by the United States, the foreign jurisdictions in which the Company or any of its Subsidiaries conducts business, or any state, local or foreign Governmental Body including petroleum and its by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, lead-based paint, and any material or substance which is defined as a “hazardous waste,” “hazardous substance,” “hazardous material,” “restricted hazardous waste,” “industrial waste,” “solid waste,” “contaminant,” “pollutant,” “special waste,” “toxic material,” “toxic waste” or “toxic substance”, or any substance the presence, use, handling, storage or disposal is prohibited under any provision of Environmental Law.
“Indebtedness” means, with respect to the Company and its Subsidiaries at any applicable time of determination, without duplication: (i) all Indebtedness for Borrowed Money; (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments or debt securities; (iii) all obligations under swaps, hedges or similar instruments; (iv) all obligations in respect of letters of credit or bankers’ acceptances; (v) all obligations, contingent or otherwise, arising from deferred compensation arrangements, severance or bonus plans or arrangements, Employee Benefit Plans, employment agreements or similar arrangements payable as a result of the consummation of the transactions contemplated hereby (regardless of whether any additional event, in addition to the consummation of the transactions contemplated hereby, is required to give rise to such obligations) including, any amounts payable to Mr. Thomas Mangino, Mr. Rick Russo and Mr. Jeff Cook after either the termination of their employment with the Company or their retention by the Company for a period of time after the Closing; (vi) all obligations secured by a Lien; (vii) all guaranties in connection with any of the foregoing; (viii) all obligations recorded or required to be recorded as capital leases in accordance with GAAP as of the date of determination of such Indebtedness; (ix) all obligations for the deferred purchase price of property or services or the acquisition of a business or portion thereof, whether contingent or otherwise, as obligor or otherwise, at the maximum amount payable in respect thereof, regardless of whether such amount is contingent on future performance; (x) all obligations created or arising under any conditional sale or other title retention agreement with respect to acquired property; (xi) all deferred rent obligations; (xii) all obligations arising from cash or book overdrafts; (xiii) all liabilities classified as non-current liabilities in accordance with GAAP as of the date of determination of such Indebtedness (other than any “deferred revenue” incurred in the ordinary course of business); (xiv) all checks in transit; and (xv) all accrued interest, prepayment premiums, fees, penalties, expenses or other amounts payable in respect of any of the foregoing.
“Indebtedness for Borrowed Money” means, with respect to the Company and its Subsidiaries: (i) indebtedness for borrowed money; (ii) obligations evidenced by notes, bonds, debentures or other similar instruments; (iii) obligations as lessee under leases required to be capitalized pursuant to GAAP; (iv) obligations for amounts drawn under acceptance, letters of credit or similar facilities; (v) guarantees and similar commitments relating to any of the foregoing items, and (vi) any prepayment penalties, fees and similar amounts payable in connection with the repayment of any of the foregoing items, in each case, outstanding immediately prior to the Closing.
“Intellectual Property” means: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications,

and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (ii) all trademarks, service marks, trade dress and similar designation of origin, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith; (iii) all works of authorship, copyrightable works, copyrights, and all applications, registrations and renewals in connection therewith; (iv) all trade secrets and confidential information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (v) all computer software (including data and related documentation); (vi) all domain names, web sites, uniform resource locators, social media addresses and handles, and other locators associated with the Internet; (vii) all data collections and databases and documentation related thereto; (viii) all proprietary breeds, cultivars, varietals and germplasm; (ix) all other proprietary rights; (x) all copies and tangible embodiments thereof (in whatever form or medium); and (xi) any other material intellectual property or similar, corresponding or equivalent rights to any of the foregoing anywhere in the United States, Canada, New Zealand, and any other country where the Company or any of its Subsidiaries has registered its Intellectual Property.
“Inventory” means all vegetable, fruit and other crop-related inventories and Products, packaging materials, bulk containers, and finished cased goods, raw materials, work-in-process, finished goods, collateral materials and supplies, and other personal property (i) owned by the Company or any of its Subsidiaries and/or (ii) used in the Business, including Inventory held by third parties but owned by any the Company or any of its Subsidiaries as evidenced by warehouse receipts, growing or harvesting agreements, purchase agreements, or other similar instruments/documents.
“IRS” means the United States Internal Revenue Service.
“JV Buyouts” means the transactions contemplated by that certain Membership Interest Purchase Agreement, dated as of February 5, 2018, by and among the Company, PPI, Priority Cooling LLC, a California limited liability company (“Priority Cooling”), Costa & Sons, and Fresh Leaf Farms, LLC, a California limited liability company (“Fresh Leaf”), a copy of which is attached hereto as Exhibit G.
“Knowledge” or words of similar effect, regardless of case, means, with respect to Sellers, the actual knowledge following reasonable inquiry of (i) each Seller (and each officer, director, trustee, member and manager of each Seller that is an entity) and, (ii) each officer, manager and director of the Company and its Subsidiaries.
“Law” means any federal, state, local, municipal, international or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement, legal requirement, or rule of law, judgment, writ, injunction, stipulation, determination or entered award, order or consent decree of any Governmental Body.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings (public or private), arbitrations, claims, audits, hearings, inquiries, investigations, citation, notice of violation, charges, complaints, demands or governmental proceedings of any nature, whether in law or equity.
“Liability” means any liability, obligation or commitment of any nature whatsoever (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, matured or unmatured, or due or to become due, or otherwise), including any liability for Taxes.
“Lien” means any lien (including any Tax lien), pledge, mortgage, deed of trust, security interest, claim, demand, lease, charge, option, right of way, warrant, call, right of first refusal, right of first offer, easement, servitude, transfer restriction, zoning restriction, or other consensual or non-consensual lien, mechanic’s or any materialman’s lien, judgment lien, lien for delinquent real property taxes or assessments, other tax and statutory lien (other than the lien for non-delinquent real estate taxes and assessments) or lien for special improvement bond assessments, or any other encumbrance, restriction or limitation whatsoever.
“Material Adverse Effect” with respect to a Person means any event, occurrence, fact, condition, change or effect that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to the business, properties, results of operations, or condition (financial or otherwise) of such Person or to the ability of such Person to consummate timely the transactions contemplated hereby other than: (i) changes required under GAAP or Law, (ii) changes resulting from acts of terrorism or war (whether or not declared) or from the engagement in hostilities (or the worsening thereof), (iii) changes resulting from earthquakes, hurricanes, drought, weather, wildfires or other natural disasters or acts of God, (iv) changes in interest or foreign exchange rates, (v) general changes in the political or economic conditions of the United States or Mexico, (vi) general changes in financial, banking or securities markets, (vii) with respect to the Company, changes relating to or caused by Purchaser or any of its Affiliates, including the identity of Purchaser or its Affiliates, (viii) with respect to the Company, changes arising from any action or inaction approved by Purchaser in writing or from any action or inaction done at Purchaser’s written direction, (ix) changes resulting from the public announcement or pendency of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors or employees, (x) with respect to the Company, any failure by the Company to meet any internal or external projections, forecasts or estimates of revenues or earnings, in and of itself, or (xi) changes resulting from compliance with the terms of this Agreement, except, in the cases of (i) through (vi), to the extent such changes cause a disproportionate and negative effect on or change to such Person as compared to the industry in which such Person operates as a whole.
“MIPA Closing Payment” means any amount due and payable to PPI, Costa & Sons, and ClearPath, pursuant to Section 1.3 of that certain Membership Interest Purchase Agreement, dated as of February 5, 2018, by and among the Company, PPI, Priority Cooling, Costa & Sons, and Fresh Leaf Farms, a copy of which is attached hereto as Exhibit G.

“Net Working Capital” means (i) the current assets of the Company and its Subsidiaries, on a consolidated basis, of the type and nature set forth on the Balance Sheet which have a balance thereon as of the Balance Sheet Date less (ii) the current liabilities of the Company and its Subsidiaries on a consolidated basis in each case as determined in accordance with GAAP.
“Neutral Accountant” means BDO USA, LLP (or if such firm shall decline or is unable to act, or has a conflict of interest with Purchaser or the Representative, or any of their respective Affiliates, another nationally recognized accounting firm mutually acceptable to Purchaser and the Representative).
“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.
“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.
“Pending Legal Proceeding” means potential litigation related to allegations by Growers Express, LLC, a California limited liability company (“Growers Express”), as set forth in the letter dated January 20, 2017 from Growers Express to the Company, that the Company has infringed the rights of Growers Express under Patent No. 9,549,566 with respect to the processing of cauliflower products.
“Permit” means any approval, consent, license, certificate, accreditation, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to Law.
“Permitted Liens” means (i) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures as disclosed herein and for which there are adequate accruals or reserves on the Balance Sheet, (ii) liens arising under equipment leases with third parties set forth in Section 3.10(a) of the Disclosure Schedule, which were entered into in the ordinary course of business consistent with past practices which are not, individually or in the aggregate, material to the Business or the assets of the Company and its Subsidiaries, (iii) liens of landlords, lessors, carriers, warehousemen, employees, mechanics and materialmen and other like liens arising in the ordinary course of business which are not overdue for a period of more than sixty (60) days or which are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established on the Financial Statements, (iv) all liens and other similar restrictions of record identified in any Existing Policies provided to Purchaser by the Company, (v) liens that secure obligations reflected as liabilities in the Financial Statements, and (vi) any liens with respect to Indebtedness to be repaid at Closing pursuant to the terms hereof.
“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date, and, in the case of any Straddle Period, the portion of such Straddle Period ending on the Closing Date.

“Product Recall” means the voluntary recall by the Company issued in October 2017 for a number of bagged vegetables, salads and other vegetable products sold by the Company in the United States and Canada due to a potential risk of listeria contamination.
“Prohibited Person” means any Person: (1) named on the “Specially Designated Nationals and Blocked Persons List” administered by the United States Department of Treasury, Office of Foreign Assets Control (“OFAC”); (2) identified as a blocked person solely pursuant to Executive Order 13599, or otherwise named on the “Consolidated Sanctions List” published by OFAC at its official website, https://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/consolidated.aspx, or at any replacement website or other official publication of such lists; (3) identified on the United States Department of Commerce, Bureau of Industry and Security’s “Denied Persons List,” “Entity List” or “Unverified List;” (4) located, organized or resident in a country or territory that is the subject of sanctions or an embargo restricting substantially all trade with the country or territory (including, Cuba, Iran, North Korea, Sudan, Syria and the Crimea region of Ukraine); or (5) affiliated with, owned or controlled by, or acting on behalf of, any party described in clauses (1) through (4) above.
“Put Option” means the right of Costa & Sons to require Purchaser to purchase Costa & Sons’ remaining interest in Fresh Leaf Farms pursuant to the terms of the Amended and Restated Operating Agreement of Fresh Leaf Farms to be entered into by the parties thereto on or before the Closing Date.
“Recall Release Trigger” means the earlier of (i) Purchaser’s receipt of a Closure Letter or (ii) thirty-six (36) months after the Closing Date.
“Release” means any actual or threatened release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, migration or leaching into the indoor or outdoor environment, or into or out of any property.
“Remaining Gonzales Project Expenditures” means the costs and expenditures budgeted for the Gonzales Project by the Company as of October 27, 2017, but not paid as of the Closing Date towards the completion of the Gonzales Project (estimated at $23,889,963 as of January 29, 2018, as per Schedule 1.1(b)).
“Securities Act” means the Securities Act of 1933, as amended.
“Seller Transaction Expenses” means any and all legal, accounting, consulting, investment advisory, brokers and other fees, costs and expenses of Sellers, the Company or any of its Subsidiaries relating to the transaction contemplated hereby.
“Straddle Period” means any Tax period that begins on or before the Closing Date and ends after the Closing Date.
“Subsidiary” means, with respect to the Company, any corporation, partnership, association, trust or other entity of which the Company or any Subsidiary of the Company (alone or together) owns or controls (either directly or indirectly or through another Subsidiary) at least a majority of the issued share capital or other ownership interest, in each case having ordinary voting power to elect directors, managers or trustees of such corporation or other entity (whether or not any capital stock or other ownership interests or any other class or classes of capital stock or other ownership interests shall or might have voting power upon the occurrence of any contingency).
“Target Net Working Capital” means Thirteen Million Two Hundred Ninety-Two Thousand Dollars ($13,292,000).
“Tax” means: (i) any federal, state, provincial, local or foreign income, alternative minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including taxes under Section 59A of the Code or any analogous or similar provision of any state, local or foreign Law or regulation), real property, personal property, ad valorem, intangibles, unclaimed property, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, withholding, estimated or other similar tax, duty or other governmental charge or assessment or deficiencies thereof, and including any interest, penalties or additions to tax attributable to the foregoing; and (ii) any obligation to pay Taxes of any other person or entity, pursuant to any contract, agreement, applicable Laws or regulations, or otherwise.
“Tax Release Trigger” means the earlier of (i) receipt of (A) an acceptance letter from the General Administration for Foreign Trade (Administración General de Auditoría de Comercio Exterior) for years 2012-2017 relating to export/import tax, or (B) an acceptance letter from Central Administration of Fiscalization of Transfer Pricing Studies (Administración Central de Fiscalización de Precios de Transferencia) for years 2015-2017 relating to transfer pricing, or (ii) sixty (60) months after the Closing Date.
“Tax Return” means any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Termination Date” means June 1, 2018.
“Transaction Documents” means, with respect to any Person, this Agreement together with any other agreements, instruments, certificates and documents executed by such Person in connection herewith or therewith or in connection with the transactions contemplated hereby or thereby.
“Treasury Regulations” means the regulations promulgated under the Code, including temporary and proposed regulations.
“WARN” means the Worker Adjustment and Retraining Notification Act, as amended and any applicable state Law of similar principle and effect.
Section 9.2    Expenses    . Except as otherwise provided in this Agreement, including Section 5.8(h), each of the Parties shall bear its own fees, costs and expenses (including legal,

accounting, consulting and investment advisory fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided that the Company shall pay the fees, costs, and expenses of the Sellers incurred in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be paid by Sellers.
Section 9.3    Governing Law; Jurisdiction; Venue    . This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware (without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware). Each of the Parties submits to the exclusive jurisdiction of any state or federal court located in Miami-Dade County, Florida in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding shall be exclusively heard and determined in any such court. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought.
Section 9.4    Entire Agreement; Amendments and Waivers    . This Agreement (including the schedules and exhibits hereto) represents the entire understanding and agreement between the Parties with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by Purchaser, in the case of an amendment, supplement, modification or waiver sought to be enforced against Purchaser, or the Representative, in the case of an amendment, supplement, modification or waiver sought to be enforced against Sellers. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by Law.
Section 9.5    Section Headings    . The section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.
Section 9.6    Notices    . All notices and other communications under this Agreement shall be in writing and shall be given by personal delivery, nationally recognized overnight courier or certified mail at the following addresses (or to such other address as a Party may have specified by notice given to the other Party pursuant to this provision):

If to Sellers, to the Representative:	Lorraine A. Koster 24965 Corte Poco Salinas, CA 93908
With a copy (which shall not constitute notice) to:	Donahue Fitzgerald LLP 1999 Harrison Street, 25th Floor Oakland, California 94612 Attention: Michael M.K. Sebree Facsimile: (510) 451-1527
If to Purchaser, to:	Del Monte Fresh Produce Company 241 Sevilla Avenue Coral Gables, Florida 33134 Attention: Zoltan Pinter Facsimile: (305) 448-6647
With a copy (which shall not constitute notice) to:	Akerman LLP 98 S.E. 7th Street Suite 1100 Miami, Florida 33131 Attention: Martin G. Burkett Akerman LLP 601 W. Fifth Street Suite 300 Los Angeles, California 90071 Attention: Sue Zabloudil
Any such notice or communication shall be deemed to have been received (i) when delivered, if personally delivered, (ii) on the next Business Day after dispatch, if sent postage pre-paid by nationally recognized, overnight courier guaranteeing next Business Day delivery, and (iii) on the fifth (5th) Business Day following the date on which the piece of mail containing such communication is posted, if sent by certified mail, postage prepaid, return receipt requested.
Section 9.7    Severability    . If any provision of this Agreement is invalid, illegal or unenforceable, the balance of this Agreement shall remain in effect. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
Section 9.8    Binding Effect; Assignment; Third-Party Beneficiaries    . This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that no Party may assign its rights and/or obligations hereunder without the consent of the other Parties. Notwithstanding the foregoing, Purchaser may assign its rights and obligations pursuant to this Agreement, in whole or in part, in connection with any disposition or transfer of all or any portion of Purchaser, the Company or the Company’s Subsidiaries or their respective businesses in any form of transaction without the consent of any of the other Parties. In addition, Purchaser may assign any or all of its rights pursuant to this Agreement to any lender to Purchaser, the Company or any of the Company’s Subsidiaries as collateral security without the consent of any of the other Parties. Except as provided in ARTICLE

VII with respect to Persons entitled to indemnification thereunder, nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person.
Section 9.9    Counterparts    . This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, portable document format or other electronic means shall be effective as delivery of a manually executed counterpart to this Agreement.
Section 9.10    Remedies Cumulative    . Except as otherwise provided herein, no remedy herein conferred upon a Party hereto is intended to be exclusive of any other remedy. No single or partial exercise by a Party hereto of any right, power or remedy hereunder shall preclude any other or further exercise thereof. Purchaser or any Affiliate of Purchaser may, at Purchaser’s election, set-off against any amounts due to any Seller or any of their respective Affiliates, any Losses or other amounts for which such Seller (or any Affiliate thereof) may be responsible to pay to Purchaser or any of its Affiliates.
Section 9.11    Exhibits and Schedules    . The exhibits and schedules referred to herein are attached hereto and incorporated herein by this reference. The disclosure schedule delivered by Sellers to Purchaser in connection with the execution of this Agreement (the “Disclosure Schedule”) shall be arranged to correspond to the specific sections and subsections of this Agreement. Any information disclosed in one Section of the Disclosure Schedule shall be deemed to be disclosed in all other Sections of the Disclosure Schedule where (i) an express reference thereto is made or (ii) the information on the face of such disclosure is sufficient to alert a reasonable person of its applicability to such other Sections of the Disclosure Schedule. The mere listing (or inclusion of a copy) of a document or other item in the Disclosure Schedule will not be deemed adequate to disclose an exception to a representation or warranty made in this Agreement (unless the representation or warranty pertains to the existence of the document or other item itself). The Parties hereto intend that each representation, warranty and covenant contained herein will have independent significance. If any Party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached will not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.
Section 9.12    Interpretation    . When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated. The text of all schedules is incorporated herein by reference. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” As used herein, words in the singular will be held to include the plural and vice versa (unless the context otherwise requires), words of one gender shall be held to include the other gender (or the neuter) as the context requires, and the terms “hereof,” “herein,” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

Section 9.13    Arm’s Length Negotiations    . Each Party herein expressly represents and warrants to all other Parties hereto that (a) said Party has had the opportunity to seek and has obtained the advice of its own legal, tax and business advisors before executing this Agreement; and (b) this Agreement is the result of arm’s length negotiations conducted by and among the Parties and their respective counsel.
Section 9.14    Construction    . The Parties agree and acknowledge that they have jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumptions or burdens of proof shall arise favoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.
Section 9.15    Specific Performance    . The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed by the Parties in accordance with the specific terms hereof or were otherwise breached by a Party. It is accordingly agreed that each Party shall be entitled, without posting a bond or similar indemnity, to an injunction or other equitable relief to prevent breaches of this Agreement or to enforce specifically the performance of the terms. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.
Section 9.16    Waiver of Jury Trial    . EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
Section 9.17    Time of Essence    . With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
Section 9.18    Appointment of the Representative    .
(a)    Irrevocable Power of Attorney. Each Seller irrevocably constitutes and appoints Lorraine A. Koster as the Representative, with full and unqualified power to delegate to one or more Persons the authority granted to it, him or her hereunder, to act as such Person’s true and lawful attorney-in-fact and agent, with full power of substitution, and authorizes the Representative acting for such Person and in such Person’s name, place and stead, in any and all capacities to do and perform every act and thing required or permitted to be done in connection with the transactions contemplated by this Agreement and the other Transaction Documents, as fully to all intents and purposes as such Person might or could do in person, including:
(i)    to determine the time and place of Closing, to determine whether the conditions to effect the Closing set forth in Section 6.2 have been satisfied (or to waive such conditions), and to terminate (or not to exercise the right to terminate) this Agreement as provided in Section 8.1;
(ii)    to take any and all action on behalf of such Sellers from time to time as the Representative may deem necessary or desirable to fulfill the interests and purposes of this Agreement and the other Transaction Documents and to engage agents and representatives (including accountants and legal counsel) to assist in connection therewith, including the delivery of Purchased Shares and stock powers to Purchaser at Closing as contemplated hereby;
(iii)    to deliver all notices required to be delivered by such Sellers or any of them;
(iv)    to receive all notices required to be delivered to such Sellers or any of them;
(v)    to negotiate, execute and deliver any amendments to and terminations of this Agreement and the other Transaction Documents and to prepare any modification to the Disclosure Schedule;
(vi)    to give such orders and instructions as the Representative in its sole discretion shall determine with respect to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby;
(vii)    to retain a portion of the Transaction Consideration for payment of expenses relating to the transactions or the obligations of the Company and its Subsidiaries, the Representative, or any such Seller arising under or in connection with this Agreement and maintain a reserve for a period of time in connection with the payment of such expenses or obligations, and to incur and pay such expenses and obligations out of such reserve as the Representative deems appropriate in its sole discretion;
(viii)    to take all actions necessary to handle and resolve claims by or against Purchaser for indemnification by such Sellers under this Agreement;
(ix)    to take all actions necessary to handle and resolve any adjustment to the Transaction Consideration pursuant to Section 1.4 or Section 1.5;
(x)    to retain and to pay legal counsel and other professionals in connection with any and all matters referred to herein or relating hereto or any other Transaction Documents (which counsel or other professionals may, but need not, be counsel or other professionals engaged by the Company);
(xi)    to make, acknowledge, verify and file on behalf of any such Seller applications, consents to service of process and such other documents, undertakings or reports as may be required by Law as determined by the Representative in its, his or her sole discretion after consultation with counsel; and

(xii)    to make, exchange, acknowledge, deliver, amend and terminate all such other contracts, powers of attorney, orders, receipts, notices, requests, instructions, certificates, letters and other writings, and in general to do all things and to take all actions, that the Representative in its, his or her sole discretion may consider necessary or proper in connection with or to carry out the aforesaid, as fully as could such Sellers if personally present and acting.
Each of such Sellers hereby irrevocably grants unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done in connection with the matters described above, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that the Representative may lawfully do or cause to be done by virtue hereof. Each of such Sellers further agrees not to take any action inconsistent with the terms of this Section 9.18 or with the actions (or decisions not to act) of the Representative hereunder, and in any case shall not take any action or other position under this Agreement without the consent of the Representative. To the extent of any inconsistency between the actions (or decisions not to act) of the Representative and of any such Seller hereunder, the actions (or decisions not to act) of the Representative shall control. Each of such Sellers further acknowledges and agrees that upon execution of this Agreement, any delivery by the Representative of any waiver, amendment, agreement, opinion, certificate or other documents executed by the Representative pursuant to this Section 9.18, such Seller shall be bound by such documents as fully as if such Seller had executed and delivered such documents, and any action (or decision not to act) taken or otherwise implemented by the Representative under this Agreement shall be binding upon all of Sellers.
(b)    Liability of the Representative. The Representative shall not be liable to any Seller for any action taken or omitted by it, him or her hereunder or under any other document executed or delivered hereunder, or in connection therewith, except that the Representative shall not be relieved of any liability imposed by Law for willful misconduct or gross negligence. Each Seller acknowledges and agrees that the Representative shall not be obligated to take any actions and shall be entitled to take such actions as the Representative deems appropriate in such Representative’s sole discretion, and shall indemnify and hold harmless the Representative for all Losses incurred by the Representative in connection with the performance of its, his or her duties hereunder or in any way relating to it, him or her in its, his or her capacity as Representative hereunder, except to the extent that such Losses are the direct result of the Representative’s willful misconduct or gross negligence.
(c)    Actions of the Representative. Each Seller agrees that Purchaser shall be entitled to rely on any action taken by the Representative, (i) on behalf of Sellers pursuant to Section 9.18(a) above (each, an “Authorized Action”), (ii) that each Authorized Action shall be binding on each such Seller as fully as if such Person had taken such Authorized Action, and (iii) that Purchaser shall be entitled to rely separately and independently on the actions, instructions or communications of the Representative (or any successor Representative thereof). Each Seller acknowledges and agrees that any payment made by Purchaser on behalf of such Seller to the Representative pursuant to this Agreement shall constitute full and complete payment to Seller and Purchaser shall have no further liability therefor. No Seller shall bring, and each Seller herby waives any right to bring, any Legal Proceeding against Purchaser as a result of any actions or inactions of the Representative.
(d)    Death or Disability of the Representative. In the event of the death or permanent disability of the Representative, or its, his or her resignation, a successor Representative shall be appointed by a majority vote of the holders of Shares outstanding immediately prior to the Closing, with each such holder (or such holder’s successors or assigns) to be given a vote equal to the number of votes represented by the Shares held by such holder immediately prior to the Closing.

[Signature page follows]

IN WITNESS WHEREOF, this Stock Purchase Agreement has been executed by or on behalf of each of the Parties as of the day first written above.

PURCHASER: DEL MONTE FRESH PRODUCE N.A., INC. By: /s/ Youssef Zakahria Name: Youssef Zakahria Title: President & COO

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, this Stock Purchase Agreement has been executed by or on behalf of each of the Parties as of the day first written above.

COMPANY: MANN PACKING CO., INC. By: /s/ Lorraine A. Koster Lorraine A. Koster, President
SELLERS: Koster Family Trust under Trust Agreement dated December 29, 2005, as amended and restated on February 8, 2012 By: /s/ Lorraine A. Koster Lorraine A. Koster, Trustee
The Gina Marie Nucci Trust, under Trust Agreement dated October 11, 2006 By: _____/s/ Gina M. Nucci_____ Gina M. Nucci, Trustee
The Deanna M. Reyna Trust Under Agreement Dated May 19, 2014 By: _____/s/ Deanna M. Reyna____ Deanna M. Reyna, Trustee
SELLERS (cont’d): Michael Anthony Nucci Trust created by the 2004 Donald A. Nucci Grantor Retained Annuity Trust dated January 21, 2004 By: _____/s/ Deborah A. Nucci_____ Deborah A. Nucci, Trustee

[Signature Page to Stock Purchase Agreement]

Joseph Matthew Nucci Trust created by the 2004 Donald A. Nucci Grantor Retained Annuity Trust dated January 21, 2004 By: _____/s/ Deborah A. Nucci_____ Deborah A. Nucci, Trustee
The Jeffery R. Ramsey, Sr. Revocable Trust under Trust Agreement dated June 9, 2009 By:_____/s/ Jeffery R. Ramsey, Sr.____ Jeffery R. Ramsey, Sr., Trustee

Richard W. Ramsey and Kimberley U. Ramsey Trust under Trust Agreement dated October 31, 1996, as amended and restated on July 18, 2017

By: _____/s/ Richard W. Ramsey____
Richard W. Ramsey, Trustee

By: _____/s/ Kimberly U. Ramsey____
Kimberley U. Ramsey, Trustee

SELLERS (cont’d): 2008 Sturvist Revocable Trust under Trust Agreement dated October 1, 2008, as amended and restated on December 8, 2011 By: _____/s/ Rebecca A. Sturvist___ Rebecca A. Sturvist, Trustee

[Signature Page to Stock Purchase Agreement]

Exemption Trust created July 7, 2005 under the 2001 Nucci Revocable Trust under Trust Agreement dated August 29, 2001 FBO Deborah A. Nucci

By: _____/s/ Deborah A. Nucci_____
 Deborah A. Nucci, Co-Trustee

By: _____/s/ Barbara Panis________
 Barbara Panis, Co-Trustee

_____/s/ Carrie M. Fallon__________ Carrie M. Fallon, an individual

REPRESENTATIVE: _____/s/ Lorraine A. Koster_______ Lorraine A. Koster

[Signature Page to Stock Purchase Agreement]